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                                                                     Exhibit 2.1

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

                         dated as of December 19, 2000,

                                  by and among

                                 Converge, Inc.,
                             a Delaware corporation,

                                  NECX.com LLC,
                    a Delaware limited liability corporation,

                                       and

                               VerticalNet, Inc.,
                           a Pennsylvania corporation.
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                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

         This MEMBERSHIP INTEREST PURCHASE AGREEMENT is dated as of December 19, 2000 (the "AGREEMENT"), by and among Converge, Inc., a Delaware corporation ("CONVERGE"), NECX.com LLC, a Delaware limited liability company (the "COMPANY"), and VerticalNet, Inc., a Pennsylvania corporation ("VERTICALNET" and together with Converge and the Company, the "PARTIES").

         In consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

                                    ARTICLE 1.

                                   DEFINITIONS

         1.1 Defined Terms. Capitalized terms used, but not otherwise defined, in this Agreement shall have the respective meanings set forth in APPENDIX I.

         1.2 Interpretation Provisions.

         (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, appendix, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The terms "include" and "including" are not limiting and mean "including without limitation."

         (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto unless otherwise stated in such reference.

         (c) References to the "Company" include a reference to (i) in the case of Sections 4.7(a), 4.8(a), 4.20, 4.21 and, 4.23, all of the Company's wholly-owned Subsidiaries and (ii) in the case of Sections 4.1, 4.6, 4.14(b) (only to the Company's knowledge), 4.28 and 4.30, all of the Company's Subsidiaries, in each case except as otherwise noted.

         (d) References to statutes shall include all regulations promulgated thereunder, and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation unless otherwise stated in such reference.

         (e) The captions and headings in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

         (f) The Parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then


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this Agreement will accordingly be construed as drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

         (g) The appendices, schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

                                   ARTICLE 2.

                                  THE TRANSFER

         2.1 The Closing. Unless this Agreement shall have been terminated pursuant to Section 12.1, and pending the satisfaction (or to the extent permitted, the waiver) of the conditions set forth in Article 8 and Article 9, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of either Morgan, Lewis & Bockius LLP in Philadelphia, Pennsylvania or Pillsbury Winthrop in San Francisco, California, as agreed by the Parties, as promptly as practicable (and in any event within 10 Business Days) after the date on which there has been a satisfaction or waiver of the conditions to the obligations set forth in Articles 8 and 9; provided, however, that if the Parties have not received the Consents necessary for the satisfaction of Sections 8.5 and 9.2, such date shall automatically be extended without any further action by any of the Parties until the date that is five Business Days after the date on which such Consents are received, but in any event not later than May 15, 2001 (the "TERMINATION DATE") or at such other time, date or place as Converge and VerticalNet may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the "CLOSING DATE." The Closing shall be effective at 11:59 p.m. on the Closing Date.

         2.2 Restated Certificate and Investors Agreement. Converge shall adopt and file with the Secretary of State of Delaware, on or before the Closing Date, the Third Restated Certificate of Incorporation in substantially the form attached hereto as EXHIBIT A (the "RESTATED CERTIFICATE") setting forth, among other things, the preferences and rights for the Series B Preferred Stock. On or before the Closing Date, VerticalNet, Converge and the requisite majority of the stockholders of Converge, as specified by Section 7.8 of the Investors Agreement, shall enter into the amended and restated Investors Agreement, in substantially the form attached hereto as EXHIBIT A-1, which shall then be binding upon all the stockholders of Converge.

         2.3 Assignment of Company Membership Interest. Subject to the terms and conditions of this Agreement, VerticalNet shall assign to Converge all of its Company Membership Interest in return for the consideration set forth in Section 2.4.

         2.4 Consideration for Company Membership Interest. As consideration for the assignment of all of its Company Membership Interest to Converge pursuant to
Section 2.3 and the assumption by Converge of all liabilities, obligations and duties of VerticalNet under the Operating Agreement, other than those set forth in Section 14 of the Operating Agreement, Converge shall issue to a wholly-owned subsidiary of VerticalNet the Stock Consideration and pay to VerticalNet the Cash Consideration. In consideration of the foregoing and in addition to the other covenants and agreements set forth herein, upon the Closing, VerticalNet hereby


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releases the Company from any indemnification obligation or liability it may have pursuant to Section 14 of the Operating Agreement; provided that the foregoing release shall be effective only upon the consummation of the Closing.

         2.5 Holdback. Converge shall withhold an amount in cash equal to 5% of the Cash Consideration (the "HOLDBACK AMOUNT") to be distributed in accordance with Article 3.

         2.6 Allocation. The Purchase Price shall be allocated among the Assets in accordance with Schedule 2.6. Neither VerticalNet nor Converge will take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of Schedule 2.6, and Converge and VerticalNet shall file Form 8594 with the US Internal Revenue Service in a manner consistent with the allocation as determined in accordance with this Schedule 2.6.

         2.7 Taking of Necessary Action; Further Action. Each Party will take all such reasonable lawful action as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement in accordance with this Agreement as promptly as practicable. If, at any time after the Closing Date, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest Converge with full right, title and possession to all the property, rights, privileges, powers and franchises of the Company, the officers and directors or managers of each Party immediately prior to the Closing Date are fully authorized in the name of their respective corporation or limited liability company to take, and will take, all such lawful and necessary action.

                                   ARTICLE 3.

                             POST CLOSING ADJUSTMENT

         3.1. Definitions. For the purposes of this Article 3, the following definitions shall apply:

         (a) "CLOSING DATE NET BOOK VALUE" shall be an amount, calculated as set forth in the Closing Schedules, equal to (i) the sum of the Company's total member's capital and intercompany debt, each as of the Closing Date, plus (ii) the sum of the Company's goodwill amortization expense, other intangible amortization expense and depreciation expense during the period beginning November 1, 2000 and ending on the Closing Date.

         (b) "CLOSING DATE NET WORKING CAPITAL" shall be an amount, calculated as set forth in the Closing Schedules, equal to the sum of (i) the Company's current assets, less current liabilities (excluding intercompany debt), each as of the Closing Date, plus (ii) the Company's cumulative capital expenditures during the period beginning November 1, 2000 and ending on the Closing Date.

         (c) "BALANCE SHEET DATE NET BOOK VALUE" shall be an amount, calculated as set forth on Schedule 3.1(c), equal to the sum of the Company's total member's capital and intercompany debt, each as of the Balance Sheet Date.


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         (d) "BALANCE SHEET DATE NET WORKING CAPITAL" shall be an amount, calculated as set forth on Schedule 3.1(d), equal to the sum of the Company's current assets, less current liabilities (excluding intercompany debt), each as of the Balance Sheet Date.

         3.2. Post-Closing Audit. Converge shall cause Converge's auditors to conduct an audit of the Company to the extent necessary to determine whether any adjustment to the Cash Consideration would be required pursuant to Section 3.4 below (the "POST-CLOSING AUDIT"), which audit shall be completed within 60 days after the Closing Date. Converge's auditors shall have reasonable access to, and the right to review, the Books and Records of the Company necessary for conducting the Post-Closing Audit. Upon completion of the Post-Closing Audit, Converge's auditors shall deliver an audited consolidated balance sheet of the Company as of the Closing Date (the "AUDITED CLOSING DATE CONSOLIDATED BALANCE SHEET") to Converge and VerticalNet. Separate Closing schedules setting forth the calculation of the Closing Date Net Working Capital and Closing Date Net Book Value (the "CLOSING SCHEDULES"), shall be prepared by Converge's Director of Finance and delivered to VerticalNet in conjunction with the audited results. Converge shall cause Converge's auditors to give VerticalNet and VerticalNet's auditors reasonable access to the work papers of Converge's auditors related to the Post-Closing Audit.

         3.3 Disputes. The Audited Closing Date Balance Sheet and the Closing Schedules shall be deemed final and binding upon VerticalNet for the purposes of determining whether any adjustment of the Cash Consideration would be required pursuant to Section 3.4 below unless VerticalNet shall have delivered, within 10 Business Days following VerticalNet's receipt of the Audited Closing Date Consolidated Balance Sheet and the Closing Schedules, a written notice (the "DISPUTE NOTICE") to Converge. The Dispute Notice shall set forth the items in the Audited Closing Date Consolidated Balance Sheet and the Closing Schedules that either VerticalNet or VerticalNet's auditors dispute as not being in accordance with the requirements of this Agreement or as having computational errors, specifying in reasonable detail the nature and extent of any such disagreement, including the amount of any proposed decrease in the Deficiency (defined in Section 3.4 below) that would result if such disagreement were resolved in VerticalNet's favor. VerticalNet and Converge shall negotiate in good faith to resolve any such disagreement. If, after a period of 10 Business Days, VerticalNet and Converge shall not have resolved such disagreement, Converge and VerticalNet shall engage Arthur Andersen LLP or, if such firm refuses to accept such engagement on terms reasonably acceptable to Converge and VerticalNet, another independent, nationally recognized auditing firm reasonably acceptable to Converge and VerticalNet (the "INDEPENDENT AUDITOR"). Converge and VerticalNet shall engage the Independent Auditor to decide such disagreement within 60 days from its engagement. The decision of the Independent Auditor shall be final and binding upon the Parties, and a declaratory judgment by a court of competent jurisdiction may be entered in accordance therewith. The fees and expenses of the Independent Auditor shall be borne equally by Converge and VerticalNet.

         3.4 Adjustment.


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         (a) If either (i) the Balance Sheet Date Net Working Capital exceeds the Closing Date Net Working Capital or (ii) the Balance Sheet Date Net Book Value exceeds the Closing Date Net Book Value, then the Cash Consideration shall be decreased on a dollar-for-dollar basis by an amount (the "DEFICIENCY") equal to the greater of (i) the difference between the Balance Sheet Date Net Working Capital and the Closing Date Net Working Capital, or (ii) the difference between the Balance Sheet Date Net Book Value and the Closing Date Net Book Value. No increase in the Cash Consideration shall be made.

         (b) Within 15 Business Days of Converge's receipt of the Audited Closing Date Consolidated Balance Sheet and the Closing Schedules, the following payments shall be paid by wire transfer of immediately available funds:

                  (i) If the Deficiency is greater than the Holdback Amount, then Converge shall retain the entire Holdback Amount and VerticalNet shall pay to Converge an amount equal to the difference between the Deficiency and the Holdback Amount;

                  (ii) If the Deficiency is less than the Holdback Amount, then Converge shall retain an amount equal to the Deficiency from the Holdback Amount and pay to VerticalNet an amount equal to the difference between the Holdback Amount and the Deficiency; or

                  (iii) If there is no Deficiency, then Converge shall pay to VerticalNet the entire Holdback Amount;

provided, however, that if any disagreement with respect to the Audited Closing Date Consolidated Balance Sheet or the Closing Schedules remains unresolved as of the date of payment under this Section 3.4(b), then a portion of any amounts to be paid to VerticalNet equal to the amount of any proposed decrease in the Deficiency set forth in the Dispute Notice shall continue to be held by Converge until the final resolution of such disagreement between the Parties in accordance with Section 3.4 above.

         3.5 Exclusive Remedy. To the extent that any fact or circumstance shall have resulted in a decrease in the Cash Consideration, the actual decrease resulting from of such fact or circumstance shall not provide the basis for a claim of indemnification under Article 11.

                                   ARTICLE 4.

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND VERTICALNET

         As an inducement for Converge to enter into this Agreement, each of the Company and VerticalNet hereby makes, as of the date hereof and, except as otherwise noted, as of the Closing Date, the following representations and warranties to Converge, except as otherwise set forth in the written disclosure schedule (the "COMPANY SCHEDULE OF EXCEPTIONS") delivered to Converge on the date hereof, a copy of which is attached hereto as APPENDIX II, or as with respect to matters that relate to VerticalNet, any facts that have been disclosed by VerticalNet in any


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document filed with the SEC. The Company Schedule of Exceptions shall have sections that are numbered to correspond to the various sections of this Article 4 setting forth certain exceptions to the representations and warranties contained in this Article 4 and certain other information called for by this Agreement. Unless otherwise specified, no disclosure made in any particular section of the Company Schedule of Exceptions shall be deemed made in any other section of the Company Schedule of Exceptions unless expressly made therein (by cross-reference or otherwise) or the Company Schedule of Exceptions otherwise contains disclosure which from reasonable reading of such disclosure it is reasonably clear the exception applies to another section.

         4.1 Organization. Each of VerticalNet and the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all requisite power and authority to conduct its Business as it is presently being conducted, and to own or lease, as applicable, the Assets owned or leased by it. The Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its Business or the ownership of its properties except where the failure to be so qualified would not have a Company Material Adverse Effect. Each jurisdiction in which the Company is qualified to do business as a foreign entity is set forth in Section 4.1 of APPENDIX II.

         4.2 Capitalization of the Company.

         (a) Capitalization. As of the date of this Agreement, no Person other than VerticalNet has a Company Membership Interest.

         (b) No Other Securities. Except pursuant to Section 2.3, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any Company Membership Interest.

         (c) Valid Acquisition of Company Membership Interest. VerticalNet's Company Membership Interest was acquired in consideration for a contribution to the capital of the Company, and is not subject to any preemptive rights created by the Operating Agreement or any other Contract.

         4.3 Authorization. Each of VerticalNet and the Company has all necessary corporate or company power and authority, as applicable, to enter into this Agreement and the Ancillary Agreements to which such Party is a party, and has taken or will take prior to the Closing all corporate or company action, as applicable, necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by each of VerticalNet and the Company, and this Agreement is, and upon execution and delivery each of the Ancillary Agreements to which such Party is a party will be, a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

         4.4 Officers and Managers. Section 4.4 of APPENDIX II contains a true, correct and complete list of all the officers and managers of the Company.


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         4.5 Bank Accounts. Section 4.5 of APPENDIX II contains a list of all of the Company's bank accounts, lock-box accounts, safe deposit boxes and Persons authorized to draw thereon or have access thereto.

         4.6 Subsidiaries, Etc.. Section 4.6 of APPENDIX II contains a list of each of the Company's Subsidiaries, including such Subsidiary's name, jurisdiction of organization, type of entity, to the Company's knowledge outstanding ownership interests and the owner thereof, and the percentage ownership that the Company holds in such Subsidiary. There are no irrevocable proxies with respect to the Company's ownership interests in such Subsidiaries; and all of such ownership interests so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Encumbrance with respect thereto. There are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any ownership interest in any of the wholly-owned Subsidiaries. Except as set forth in Section 4.6 of APPENDIX II, the Company does not own, directly or indirectly, any investment in (i) any general partnership or joint venture or
(ii) any entity in which the Company holds a majority of the voting power. Except as set forth in Section 4.6 of APPENDIX II, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of any of the Company's Subsidiaries.

         4.7 Real Property.

         (a) General. Except as set forth in Section 4.7(a) of APPENDIX II, the Company leases all real property necessary for the conduct of its Business as presently conducted. The Company has not since December 16, 1999 owned, does not now own and has not entered into any agreement to acquire any real property.

         (b) Leased Real Property. Section 4.7(b) of APPENDIX II sets forth all Leases pursuant to which Facilities are leased by the Company (as lessee), true and correct copies of which have been made available to Converge. Except as set forth in Section 4.7(b) of APPENDIX II, the Company has good and valid leasehold title to all leased property described in such Leases (the "LEASED PROPERTY"), free and clear of any and all Encumbrances other than any Permitted Encumbrances which would not permit the termination of the Lease therefor by the lessor as a result of such Encumbrance. With respect to each such parcel of Leased Property, to the Company's knowledge, there are no pending or threatened Actions relating to the Company's leasehold interests in such Leased Property or any portion thereof, (i) neither the Company nor, to the Company's knowledge, any third party has entered into any sublease, assignment, license, option, right, concession or other agreement or arrangement, written or oral, granting to any person the right to use or occupy such Leased Property or any portion thereof or interest therein, except in connection with a Permitted Encumbrance or in the ordinary course of business, and (ii) neither the Company nor VerticalNet has received written notice of any pending or threatened special assessment relating to such Leased Property.

         With respect to each Lease listed in Section 4.7(b) of APPENDIX II (i) there has been no material Default under any such Lease by the Company or, to the Company's knowledge, by any other party to such Lease, (ii) no action has been taken by the Company, and to the Company's knowledge, no event has occurred which, with notice or lapse of time or both, would permit


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termination, modification or acceleration by a party thereto other than the
Company without the consent of the Company under any such Lease, (iii) to the Company's knowledge, no party has repudiated in writing to the Company any term thereof or threatened in writing to the Company to terminate, cancel or not renew any such Lease and (iv) except with respect to Permitted Encumbrances, the Company has not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any Leased Property subject thereto (or any portion thereof).

         4.8 Personal Property.

         (a) General. The Company owns or leases all personal property Assets necessary for the conduct of its Business as presently conducted and the personal property Assets (taken as a whole) are in such operating condition and repair (subject to normal wear and tear) as is necessary for the conduct of its Business as presently conducted.

         (b) Owned Personal Property. Except as set forth in Section 4.8(b) of APPENDIX II, the Company has good and marketable title to all personal property Assets owned by it that are necessary for the conduct of the Business as presently conducted, free and clear of any and all Encumbrances, other than Permitted Encumbrances. With respect to each such item of personal property necessary for the conduct of its Business (i) there are no Leases granting to any Person the right of use of any portion of such item of personal property,
(ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of personal property or any portion thereof or interest therein and (iii) there are no parties (other than the Company or its employees, agents or representatives) who are in possession of or who are using any such item of personal property.

         (c) Leased Personal Property. The Company has good and valid leasehold title to all personal property Assets leased by it from third parties that are necessary for the conduct of its Business as presently conducted, free and clear of any and all Encumbrances, other than Permitted Encumbrances which would not permit the termination of the Lease therefor by the lessor as a result of such Encumbrances. Section 4.8(c) of APPENDIX II sets forth all Leases for personal property involving annual payments in excess of $50,000, true and correct copies of which have been made available to Converge.

         With respect to each Lease listed in Section 4.8(c) of APPENDIX II, (i) there has been no material Default under such Lease by the Company or, to the Company's knowledge, by any other party to the Lease, (ii) no action has been taken by the Company, and to the Company's knowledge, no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than by the Company without the consent of the Company under any such Lease that is material to the Company, (iii) to the Company's knowledge, no party has repudiated in writing to the Company any term thereof or threatened in writing to the Company to terminate, cancel or not renew any such Lease that is material to the Company and (iv) except with respect to Permitted Encumbrances, the Company has not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased property subject thereto (or any portion thereof).

         4.9 Environmental Matters.


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         (a) Compliance. To the Company's knowledge, the Company is in compliance with all Environmental Laws, including all Permits required thereunder to conduct its Business as currently being conducted or as currently proposed to be conducted except to the extent where the Company's failure to comply with such laws could not reasonably be expected to have a Company Material Adverse Effect. All such material Permits are listed in Section 4.9(a) of APPENDIX II. Neither the Company nor VerticalNet has received any written notice to the effect that, nor does the Company have knowledge that, (i) it is not in compliance in any material respect with, or is in violation in any material respect of, any such Environmental Laws or Permits required thereunder or (ii) any currently existing circumstances are reasonably likely to result in a failure of the Company to comply in any material respect with, or a material violation by the Company of, any such Environmental Laws or Permits required thereunder.

         (b) Environmental Claims. There are no existing or, to the Company's knowledge, potential Environmental Claims against the Company except to the extent that any such Environmental Claims could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor VerticalNet has received any written notification, and to the Company's knowledge there is not any allegation of any actual or potential responsibility for, or any inquiry or investigation regarding, any disposal, Release or threatened Release at any location of any Hazardous Substance generated or transported by the Company.

         (c) Hazardous Substances. To the Company's knowledge, no underground tank or other underground storage receptacle for Hazardous Substances is currently located on the Facilities, and there have been no Releases of Hazardous Substances in quantities exceeding the reportable quantities as defined under Environmental Laws on, upon or into the Facilities subject to the Leases identified on Schedule 4.7(a) of APPENDIX II other than those authorized by Environmental Laws including the Permits required thereunder.

         (d) Environmental Indemnities and Releases. Except as set forth in
Section 4.9(d) of APPENDIX II, and except as would not reasonably be expected to have a Company Material Adverse Effect, to the Company's knowledge, (i) the Company is not a party, whether as a direct signatory or as successor, assign or third-party beneficiary, or otherwise bound, to any Lease or other Contract (excluding insurance policies disclosed in Section 4.24 of APPENDIX II) under which the Company is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions and (ii) the Company has not Released any other Person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

         4.10 Contracts.

         (a) Disclosure. Section 4.10(a) of APPENDIX II sets forth a complete and accurate list of all of the Contracts (the "MATERIAL CONTRACTS") of the following categories:

                  (i) Contracts not made in the ordinary course of business;

                  (ii) License agreements or royalty agreements, whether the Company is the licensor or, to the extent payments by the Company thereunder could reasonably be


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
         expected to exceed $100,000, licensee thereunder (excluding licenses to use commercial off the shelf software and the License Agreement);

                  (iii) Confidentiality and non-disclosure agreements (whether the Company is the beneficiary or the obligated party thereunder) with one or more of the following companies identified by Converge: E2Open, Inc. and eChip, Inc.;

                  (iv) Contracts or commitments involving future expenditures or Liabilities, actual or potential, after the date hereof in excess of $500,000 per annum for Contracts in the ordinary course of business or in excess of $100,000 for Contracts outside of the ordinary course of business or otherwise material to the Business or the Assets;

                  (v) Contracts or commitments relating to commission arrangements other than in the ordinary course of business with others that are material to the Business;

                  (vi) Employment contracts, severance agreements, "stay-bonus" agreements and similar arrangements, in each such case those currently in effect, with current and past executive officers or directors of the Company and sales managers responsible for the accounts of the top 20 customers of the Company.

                  (vii) Agreements (A) where the purpose of such agreement is to indemnify the other parties thereto against any type of loss, (B) for the purchase of a business (be it by purchase of all, or substantially all of the assets of an entity, or by merger, consolidation, stock purchase or otherwise) containing an undertaking to indemnify the other parties thereto against any type of loss or (C) that are Material Contracts containing an indemnification obligation and, in each such case, where any such obligation could reasonably be expected to exceed $100,000.

                  (viii) Promissory notes, loans, agreements, indentures, inter-company accounts, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money in excess of $100,000 in the aggregate, whether the Company shall be the borrower, lender or guarantor thereunder (excluding trade accounts payable).

                  (ix) Contracts containing covenants limiting the freedom of the Company, or any executive officer, director, or Subsidiary of the Company, to engage in any line of business or compete with any Person that relates directly or indirectly to the Business;

                  (x) Any Contract with the federal, state or local government or any agency or department thereof;

                  (xi) Any Contract with a Related Party other than Contracts with employees or consultants; and

                  (xii) Any other Contract under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect on the Company, individually.


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         Complete and accurate copies of all of the Contracts listed in Section
4.10(a) of APPENDIX II have been made available to Converge.

         (b) Absence of Defaults. Except as set forth in Section 4.10(b) of APPENDIX II, all of the Material Contracts are valid, binding and enforceable on or by the Company in accordance with their terms, subject to the Enforceability Exceptions. The Company has fulfilled, or taken all action necessary to enable it to fulfill when due or has received a waiver of, all of its material obligations under each of such Material Contracts. To the Company's knowledge, all parties to all Material Contracts have complied in all material respects with the provisions thereof, no party is in material Default thereunder and no written notice of any claim of Default has been given to the Company.

         4.11 No Conflict or Violation; Consents.

         (a) Except as set forth in Section 4.11 of APPENDIX II, and except as would not result in a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement or any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company or VerticalNet with any of the applicable provisions hereof or thereof, will (a) violate or conflict with any provision of the governing documents of the Company or VerticalNet, (b) violate, conflict with, or result in a Default under, or result in the creation of any Encumbrance, other than Permitted Encumbrances, upon any of the material Company's Assets under, any material Contract to which the Company is a party or by which the Company is bound or (c) violate any material Regulation or Court Order applicable to the Company or VerticalNet.

         (b) Section 4.11 of APPENDIX II contains a list of all material Consents relating to the Business of the Company which are required to be given to or obtained by the Company from any Person in connection with the consummation of the transactions contemplated by this Agreement or any Agreement. Except as set forth in Section 4.11 of APPENDIX II, no material written notices to, material declaration or filing of, or registration with, or material Consents of, any Persons are necessary to be made or obtained by the Company or VerticalNet in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement to which it is a party.

         4.12 Permits. Section 4.12 of APPENDIX II sets forth a complete list of all material Permits which are required under any applicable Regulation in its operation of the Business or in its ownership of the Assets, all of which are as of the date hereof, and will be as of the Closing Date, in full force and effect. The Company has, and at all times since December 16, 1999 has had, all material Permits required under any applicable Regulation in its operation of the Business or in its ownership of the Assets, and owns or possesses such Permits free and clear of all Encumbrances other than Permitted Encumbrances. The Company is not in Default, nor has the Company received any written notice of any claim of Default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. This Section 4.12 does not apply to Permits required under Environmental Laws.

         4.13 Financial Statements; Books and Records.

         (a) General. The Financial Statements are complete and in accordance with the Company's Books and Records and fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as otherwise expressly indicated in the notes to the Financial Statements and, in the case of interim financial statements, for (i) the lack of footnotes and (ii) year-end audit adjustments that are not material).

         (b) Internal Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) in all material respects, transactions are executed with management's authorizations,
(ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for its Assets, (iii) in all material respects, access to its Assets is permitted only in accordance with management's authorization and (iv) in all material respects, the recorded accountability for its Assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         (c) Books and Records. The Books and Records, in reasonable detail, accurately and fairly reflect in all material respects the activities of the Company and the Business and have been made available to Converge for its inspection.

         (d) All Accounts Recorded. The Company has not engaged in any material transaction, maintained any bank account or used any material corporate funds except for transactions, bank accounts or funds which have been and are reflected in the normally maintained Books and Records.

         (e) Records. The membership records and records of proceedings of the Company that have been made available to Converge reflect in all material respects all minutes of meetings, resolutions and other material actions and proceedings of its members and managers and all committees thereof, all contributions of capital in consideration of a Company Membership Interest and contains true, correct and complete copies of the Certificate of Formation and the Operating Agreement and all amendments thereto through the date hereof.

         4.14 Absence of Certain Changes or Events. Except as set forth in
Section 4.14 of APPENDIX II and as contemplated by this Agreement and the Ancillary Agreements, since the Balance Sheet Date, with respect to the Company, there has not been any:

         (a) Company Material Adverse Change;

         (b) failure to operate the Business in the ordinary course so as to use commercially reasonable efforts to preserve the continued services of the Company's employees and the goodwill of material suppliers, customers and others having material business relations with the Company;

         (c) resignation or termination of any officer, director, manager or any employee whose service is material to the Company's ability to carry on the Business, or any increase in the rate of compensation payable or to become payable to any officer, director or manager or Representative of the Company or Employee of the Company whose service is material to the Company's ability to carry on the Business (other than in connection with general, regularly-scheduled reviews and pay increases in the ordinary course of business), including a material increase in (i) the making of any loan to, (ii) the payment, grant or accrual of any bonus, incentive compensation, service award to, or (iii) other similar benefit to, any such Person, or the addition to, modification of, or contribution to any Employee Plan of the Company;

         (d) sale, assignment, license, transfer or Encumbrance of any of the Company's material Assets, tangible or intangible, other than sales, assignments, licenses, transfers or Encumbrances in the ordinary course of business and consistent with past practice or Permitted Encumbrances;

         (e) new Contracts, or extensions, modifications, terminations or renewals thereof, except for any such Contracts entered into, modified, terminated, extended or renewed in the ordinary course of business and consistent with past practice;

         (f) actual or, to the Company's knowledge, threatened termination of any material customer account or group of accounts of the Company by such Customer or actual or, to the Company's knowledge, threatened material reduction in purchases or royalties payable by any such customer or occurrence of any event that is likely to result in any such termination or reduction;

         (g) disposition or lapsing of any Proprietary Rights of the Company, in whole or in part, or, to Company's knowledge, any disclosure of any trade secret, process or know-how to any Person not a Representative of the Company other than in the ordinary course of business;

         (h) change in accounting methods, practices or assumptions by the Company other than as required by any newly applicable accounting standards or as required by law;

         (i) revaluation by the Company of any of the Assets, including writing off or establishing reserves with respect to goods, notes or accounts receivable (other than for which adequate reserves have been previously established);

         (j) damage, destruction or loss (whether or not covered by insurance) that results in or is reasonably likely to result in a Company Material Adverse Effect.

         (k) any distribution to any member of the Company;

         (l) acceptance of any contribution of capital or any agreement to accept any contribution of capital, other than from VerticalNet, in exchange for a Company Membership Interest or issuance of any other securities or any securities convertible into a Company Membership Interest;

         (m) amendment of the Operating Agreement;

         (n) capital expenditure or execution of any Lease or any incurring of liability therefor by the Company, involving payments or obligations in excess of $100,000 per annum or $500,000 in the aggregate during any one year period;

         (o) failure to pay any material obligation of the Company when due;

         (p) cancellation of any indebtedness in excess of $25,000 or waiver of any rights of substantial value to the Company, except in the ordinary course of business and consistent with past practice;

         (q) indebtedness incurred by the Company for borrowed money or any commitment to borrow money entered into by the Company, or any loans made or agreed to be made by the Company in excess of $50,000, except in the ordinary course of business and consistent with past practice;

         (r) [RESERVED];

         (s) [RESERVED];

         (t) liability in excess of $100,000 incurred by the Company except in the ordinary course of business and consistent with past practice;

         (u) payment, discharge or satisfaction of any Liabilities of the Company other than the payment, discharge or satisfaction reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice;

         (v) acquisition or sale of any equity interest in any other Person; or

         (w) agreement by the Company or VerticalNet directly or indirectly to do any of the foregoing.

         4.15 Liabilities. Except as set forth in Section 4.15 of APPENDIX II, the Company has no Liabilities which may reasonably be expected to result in a Company Material Adverse Effect except (i) Liabilities which are properly accrued for in accordance with GAAP in the Financial Statements, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and (iii) Liabilities arising under the Material Contracts (other than obligations which are required to be reflected on a balance sheet prepared in accordance with GAAP and Liabilities relating to breach of contract) or Liabilities which are not required to be disclosed on such Appendix and which have arisen or been incurred in the ordinary course of business. Except as set forth in Section 4.10(a) of APPENDIX II, none of the Liabilities described in this Section 4.15 relates to any claim, suit, litigation, proceeding or investigation known to the Company (collectively, "ACTIONS") or breach of Contract, breach of warranty, tort, infringement or violation of any Regulation or arose out of any action, order, writ, injunction, judgment or decree outstanding.

         4.16 Earn-Out Liabilities. The Company has no obligation to issue equity or pay cash for any earn-out or other purchase price payments or purchase price adjustments, or both, ("EARN-OUT LIABILITIES") with respect to any past mergers or acquisitions.

         4.17 Litigation. Except as set forth in Sections 4.17 or 4.19(g) of APPENDIX II, there is no Action, pending or, threatened in writing (i) against, relating to or affecting the Company, any of the material Assets or the Company's officers and directors, in any of their capacity as such, (ii) which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby or by the Ancillary Agreements or (iii) or anticipated which could reasonably be expected to prevent the Company or VerticalNet from consummating the transactions contemplated hereby. Except as set forth in Section 4.17 or 4.19(g) of APPENDIX II, none of the Actions, if adversely determined against the Company, its directors or officers, or any other Person could reasonably be expected to result in a loss to the Company, individually in excess of $25,000. To the Company's knowledge, there is no basis for any Action, which (a) if adversely determined against the Company or (b) if adversely determined against any officer or director, that could reasonably be expected to cause the Company to incur an obligation to indemnify such officer or director under the Operating Agreement or by statute, that could, in each such case, be reasonably expected to result in a loss to the Company in excess of $25,000. There are presently no outstanding Court Orders that would impose upon the Company any material obligation in law or in equity. Section 4.17 of APPENDIX II contains a complete and accurate description of all Actions since December 16, 1999 to which the Company or any predecessor of the Company has been a party or, to the Company's knowledge, which otherwise relate to any of the material Assets of the Company or the Company's officers or directors as such, or any such Actions which were settled prior to the institution of formal proceedings. This section does not apply to any Environmental Claims.

         4.18 Labor Matters.

         (a) General. The Company is not a party to any collective bargaining agreement with respect to its Employees with any labor organization, group or association and to the Company's knowledge has not experienced any attempt by organized labor or its representatives to make the Company conform to demands of organized labor relating to its Employees or to enter into a binding agreement with organized labor that would cover the Employees of the Company. There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board (or its equivalent in any applicable jurisdiction) or any other governmental agency arising out of the Company's activities, there is no labor strike or labor disturbance pending or, to the Company's knowledge, threatened against the Company nor has the Company received notice that any grievance is currently being asserted against it; and the Company has not experienced a work stoppage. There are no material controversies pending or, to the Company's knowledge, threatened between the Company and its Employees.

         (b) Compliance. The Company is in material compliance with all applicable Regulations respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity. Except as set forth in Section 4.18 (b) of APPENDIX II, to the Company's knowledge, the Company is not liable for any claims for any material amount of past due wages. Except as set forth in Section 4.18 (b) of APPENDIX II, the Company is not liable for any penalties for failure to comply with any of the foregoing.

         (c) Severance Obligations. Except as set forth in Section 4.18(c) of APPENDIX II, the Company is not a party to any severance agreement, "stay-bonus" agreement or similar arrangement, in each such case those currently in effect, with any current or past executive officers or directors of the Company or sales managers responsible for the accounts of the top 20 customers of the Company that will result in any obligation (absolute or contingent) of Converge or the Company to make any payment in excess of $25,000 to any such persons following termination of employment or upon consummation of the transactions contemplated by this Agreement (whether or not employment is continued for any specified period after the Closing Date). Except as set forth in Section 4.18(c) of APPENDIX II, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or vesting of any other rights of any Person to benefits under any Employee Plans.

         4.19 Employee Benefit Plans. Section 4.19 of APPENDIX II contains a complete list of Employee Plans which cover or have covered employees of the Company or any predecessor (with respect to their relationship with the Company or any predecessor). To the extent they exist, true and complete copies of each of the following documents have been made available by the Company to Converge:
(i) each Employee Plan document (and, if applicable, related trust agreements, annuity contracts or other funding instruments) which covers or has covered employees of the Company (with respect to their relationship with the Company) and all amendments thereto, all summary plan descriptions, summary of material modifications (as defined in ERISA) and all written interpretations and descriptions thereof which the Company generally has distributed to participants therein, (ii) a complete description of any Employee Plan which is not in writing, (iii) the most recent determination letter issued by the Internal Revenue Service and any opinion letter issued by the Department of Labor with respect to each Employee Plan, (iv) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan or Welfare Plan which covers or has covered employees of the Company (with respect to their relationship with the Company) and the annual reports, as described in Section 103 of ERISA and (v) a description setting forth the amount of any Liability of the Company as of the Closing Date for payments more than 30 calendar days past due with respect to any Welfare Plan.

         (a) Pension Plans.

                  (i) Each Pension Plan and each related trust agreement or funding instrument which covers or has covered employees or former employees of the Company (with respect to their relationship with the Company) which has been operated as a plan that is intended to be qualified under Section 401(a) of the Code (A) has received a favorable determination letter from the Internal Revenue Service stating that such Pension Plan and each related trust is qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination and (B) each Pension Plan has been so qualified during the period from its adoption to date, and nothing has occurred that is reasonably likely to adversely affect such qualification.

                  (ii) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company (with respect to their relationship with the Company) currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including ERISA and the Code.

         (b) Defined Benefit Plans; Multiemployer Plans. Neither the Company nor any ERISA Affiliate sponsor, maintain or contribute to, and have never sponsored, maintained or contributed to, or had any liability with respect to any employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, nor have they any current or contingent obligation to contribute to any Multiemployer Plan.

         (c) Welfare Plans.

                  (i) Except as set forth in Section 4.19(d)(i) of APPENDIX II, each Welfare Plan which covers or has covered employees or former employees of the Company (with respect to their relationship with the Company) complies in all material respects with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including ERISA and the Code.

                  (ii) Except as set forth in Section 4.19(d)(ii) of APPENDIX II, each Welfare Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies in all material respects in all material respects, and in each and every case has materially complied, with all of the applicable requirements of Section 4980B of the Code and Parts 6 and 7 of Title I, Subtitle B of ERISA.

                  (iii) Except as set forth in Section 4.19(d)(iii) of APPENDIX II, no Welfare Plan provides any health, life or other welfare coverage to employees of the Company beyond termination of their employment with the Company by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or otherwise as a result of applicable laws.

                  (iv) Neither the Company nor any ERISA Affiliate has, at any time, maintained, contributed to or had any obligation to maintain or contribute to any Welfare Plan that is a "multiemployer plan," as defined in Section (3)(37) of ERISA.

         (d) Benefit Arrangements. To the knowledge of the Company, each Benefit Arrangement which covers or has covered employees or former employees of the Company (with respect to their relationship to the Company) presently complies and has been maintained in compliance in all material respects (x) with its terms and (y) with the requirements prescribed by any and all applicable statutes, orders, rules and regulations.

         (e) Deductibility of Payments. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company (with respect to such employee's relationship with the Company) that, individually or collectively, requires the payment by the Company of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

         (f) Prohibited Transactions. There have not been any "prohibited transactions," as such term is defined under Section 4975 of the Code or Section 406 of ERISA, involving any Welfare Plan or Pension Plan that could subject the Company to any material penalty or tax imposed under the Code or ERISA.

         (g) Litigation. There are no pending, or to the knowledge of the Company, any threatened claims by or on behalf of any such Employee Plans, or by or on behalf any individual participants or beneficiaries of any such Employee Plans, alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors or employees under ERISA, or claiming material benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the knowledge of the Company, any basis for such claim. Except as set forth in Section 4.19(g) of APPENDIX II, the Employee Plans are not the subject of any pending (or to the knowledge of the Company, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

         (h) No Amendments. Except as may otherwise be agreed pursuant to
Section 7.1(a), neither the Company nor any ERISA Affiliate has announced to employees, former employees, consultants or directors or managers, an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Employee Plan which is intended to cover employees or former employees of the Company (with respect to their relationship with the Company) or to amend or modify any existing Employee Plan which covers or has had covered employees or former employees of the Company or any of its Subsidiaries (with respect to their relationship with the Company or any of its Subsidiaries) except as required by law.

         (i) Insurance Contracts. No Employee Plan (other than a "MULTIEMPLOYER PLAN," as defined in Section 3(37) of ERISA) holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

         (j) No Acceleration or Creation of Rights. Except as set forth in
Section 4.19(j) of APPENDIX II, neither the execution and delivery of this Agreement or the Ancillary Agreements by the Company nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any employment severance, parachute or change in control agreement).

         (k) No Other Material Liability. To the knowledge of the Company, no event has occurred in connection with which the Company, any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (i) under any regulation relating to any Employee Plan or (ii) pursuant to any obligation of the Company to indemnify any Person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

         4.20 Transactions with Related Parties. Except for agreements disclosed in Section 4.18(c), Section 4.19 and Section 4.20 of APPENDIX II, no Related Party has (a) borrowed or loaned money or other property to or from the Company which has not been repaid or returned, (b) any Contract with, or other claims, express or implied, of any kind whatsoever against, the Company, except with respect to those as a member of the Company, or (c) any interest in any property worth more than $10,000 and used by the Company.

         4.21 Compliance with Law. The Company has conducted its Business in compliance with all applicable Regulations and Court Orders applicable to the Company except as could not reasonably be expected to cause a Company Material Adverse Effect. The Company has not received any written notice to the effect that the Company is not in compliance in any material respect with any such Regulations or Court Orders.

         4.22 Intellectual Property.

         (a) General. Section 4.22 of APPENDIX II sets forth with respect to Proprietary Rights that are material to and owned by, or used in the Business of, the Company (including in each case the record owner thereof): (i) for each trademark, tradename or service mark, whether or not registered, the application serial number or registration number, the countries in which the name or mark is used, (ii) for each copyright for which registration has been sought, whether or not registered, the date of creation and first publication of the work and the number and date of registration for each country in which a copyright has been registered, (iii) for each patent which has been issued or invention for which a patent application has been filed, whether or not issued, the number and date of the patent application (as the case may be) for each country in which a patent application has been made or a patent has been issued, (iv) for each mask work (if any), whether or not registered, the date of first commercial exploitation and if registered, the registration number and date of registration, (v) a summary description of all Trade Secrets that are material to the Business and
(vi) all such Proprietary Rights in the form of licenses.

         (b) Adequacy. Except as set forth in Section 4.22(b) of APPENDIX II, the Proprietary Rights of the Company are all those necessary for the conduct of the Business as presently conducted, including the design, development and sale of all products or services currently under or in production.

         (c) Royalties and Licenses. Except as set forth in Section 4.22(c) of APPENDIX II, the Company has no obligation to compensate any Person for the use of any of its Proprietary Rights, the Company is not subject to any license of Proprietary Rights other than shrink-wrap licenses nor has the Company granted to any Person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not.

         (d) Software.

                  (i) Section 4.22(d) of APPENDIX II contains a complete list of all the Software Products. To the Company's knowledge, each Component performs substantially in accordance with the specifications, documentation and other written material used in connection with the sale, license, distribution, marketing or use thereof and is free of defects in programming and operation except such defects as would not materially and adversely affect the use of such Component for its intended purposes.

                  (ii) Except as specified in Section 4.22(d) of APPENDIX II, all right, title and interest in and to each Component is owned by the Company, free and clear of all Encumbrances. No government funding was utilized in the development of any of the Software Products. The sale, license, distribution, marketing or use of each Component or off-the-shelf-software by the Company does not violate any rights of any other Person, and the Company has not received any communication alleging such a violation. Except as specified in Section 4.22(d) of APPENDIX II to the Company's knowledge, the Company does not have any obligation to compensate any Person for the sale, license, distribution, marketing or use of the Components. Other than as set forth in Section 4.22(d) of APPENDIX II, the Company has not granted to any other Person any license, option or other right in or to any of the Software Products, except for non-exclusive, end-user licenses (the "END-USER LICENSES") granted by the Company pursuant to license agreements.

                  (iii) To the Company's knowledge, the Company does not have any obligation owing to any Person to maintain, modify, improve or upgrade any of the Components, except for any such obligation set forth in an End-User License or under a customer-specific services agreement.

                  (iv) The Company has used commercially reasonable efforts to keep secret and has not intentionally disclosed the source codes for the Software Products to any Person other than to those Persons identified in Section 4.22(d) of APPENDIX II.

                  (v) Except as disclosed in Section 4.22(d) of APPENDIX II, to the Company's knowledge, no Software Product contains any "backdoor" or concealed access or any "software locks" or similar devises which, upon the occurrence of a certain event, the passage of a certain amount of time or the taking of any action (or failure to take any action) by or on behalf of the Company, will cause any Component used in the operation of the Business to be destroyed, erased, damage, otherwise rendered inoperable or inaccessible. Except as set forth in Section 4.22(d) of APPENDIX II, and to the Company's knowledge, no Component of any system used in the Business is subject to export restriction under Federal Export Control Regulations.

                  (vi) Section 4.22(d) of APPENDIX II lists all Contracts between or among the Company, any employee thereof and a third party that imparts or that imparted an obligation of noncompetition, secrecy, confidentiality or non-disclosure upon the Company, any employee thereof or any third party with respect to any Software Product. Except as described in Section 4.22(d) of APPENDIX II, the Company has no knowledge that the Company or any employee thereof either is or was under any obligation of noncompetition, secrecy, confidentiality or non-disclosure to any third party with respect to any Software Product.

                  (vii) To the Company's knowledge, any customized software included in the Assets, together with all know-how and processes used in connection therewith, functions substantially as intended, is in machine-readable form, and includes all computer programs, materials, tapes, know-how, object and source codes and procedures used by the Company.

         (e) Ownership. Except as set forth in Section 4.22(e) of APPENDIX II, the Company owns free and clear of any Encumbrances all Proprietary Rights material to and owned by or used in the Business of the Company, and such Proprietary Rights will not cease to be valid rights of the Company by reason of the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

         (f) Absence of Claims. Except as set forth in Section 4.22(f) of APPENDIX II, the Company and VerticalNet (i) have not received any notice alleging, or otherwise have knowledge of facts that might give rise to, invalidity or unenforceability with respect to any of the Proprietary Rights of the Company and (ii) have not received any notice of alleged infringement of any rights of others due to any activity by the Company. To the Company's knowledge, the Company's use of its Proprietary Rights in its past and current products and services does not infringe upon or otherwise violate the valid rights of any third party anywhere in the world. No other Person (i) has notified the Company or VerticalNet that it is claiming any ownership of or right to use any of the Company's Proprietary Rights or (ii) to the Company's knowledge, is infringing upon any such Proprietary Rights in any way.

         (g) Protection of Confidential Proprietary Rights. The Company has taken all reasonable steps necessary (including entering into appropriate confidentiality and nondisclosure agreements with officers, directors, subcontractors, Employees, licensees and customers in connection with the Assets or the Business) to safeguard and maintain the secrecy and confidentiality of the trade secrets, know-how and other confidential information that are material to the Business. To the Company's knowledge, there has been no breach of any such confidentiality or nondisclosure agreement by any party thereto.

         (h) Entirety of Proprietary Rights Previously Transferred from the Company. All Proprietary Rights previously transferred from the Company to Vert Tech LLC are limited to (i) United States and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications for the registration thereof and
(ii) URL and domain name registrations. All such Proprietary Rights are included in Section 4.22(a)(i) of APPENDIX II and Schedule 7.3(c).

         (i) Entirety of Proprietary Rights Owned by the Company. With the exception of the Proprietary Rights included in Section 4.22(a)(i) of APPENDIX II and Schedule 7.3(c), all Proprietary Rights material to and owned by, or used in the Business of, the Company, as that Business is presently conducted, including the design, development and sale of all products or services currently under development or in production, are included in Sections 4.22(a)(ii), 4.22(a)(iii), 4.22(a)(v) and 4.22(d) of APPENDIX II.

         (j) Trade Secret Confidentiality. Converge agrees to maintain the Trade Secrets listed in Section 4.22(a)(v) of APPENDIX II in confidence until the Closing Date, or in the event the

Closing does not occur, for the period of two years from the date of disclosure of the Trade Secrets listed in Section 4.22(a)(v).

         4.23 Tax Matters.

         (a) Filing of Tax Returns. The Company has timely filed with the appropriate taxing authorities all material Tax Returns required to be filed through the date hereof. The Tax Returns filed are complete and accurate in all material respects. Except as set forth in Section 4.23 of APPENDIX II, the Company has not requested any extension of time within which to file any Tax Return. The Company has made available to Converge complete and accurate copies of federal, state and local Tax Returns of the Company for the years ended December 31, 1999, 1998 and 1997 which were required to be filed by the Company.

         (b) Status for Tax Purposes. Neither the Company, VerticalNet nor any Affiliates have made any affirmative election under Treasury Regulation Section 301.7701-3(c), or any corresponding state or local income or franchise tax provisions, to treat the Company as an association taxable as a corporation. The Company is entitled to be treated as a "disregarded entity" under Treasury Regulation Section 301.7701-3(b)(1)(ii) for federal income Tax purposes. Except as set forth in Section 4.23 of APPENDIX II, the Company is also entitled to be treated as a disregarded entity for state, local and franchise Tax purposes. For federal income Tax purposes, and for state and local income and franchise Tax purposes, VerticalNet has reported all items of income, gain, deduction, loss and credit attributable to the Company's business and operations consistently with the Company's classification as a disregarded entity. No Person other than VerticalNet has ever had a Company Membership Interest.

         (c) Payment of Taxes. All Taxes in excess of $5,000 in any individual case due from the Company in respect of periods (or portions thereof) beginning before the Closing Date have been timely paid or an adequate reserve (in conformity with GAAP) has been established therefor, as set forth in the Financial Statements, except for such taxes if any contested by it in good faith as set forth in Section 4.23 of APPENDIX II and the Company has no Liability for Taxes in excess of the amounts so paid or reserves so established. Except as set forth in Section 4.23 of APPENDIX II, all Taxes that the Company is required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate governmental authorities to the extent due and payable.

         (d) Audits, Investigations or Claims. No deficiencies for Taxes of the Company have been proposed in writing or assessed by any taxing or other governmental authority. Except as set forth in Section 4.23 of APPENDIX II, there are no pending or, to the Company's knowledge, threatened audits, assessments or other Actions for or relating to any Liability in respect of Taxes of the Company. Except as set forth in Section 4.23 of APPENDIX II, no extension of a statute of limitations relating to Taxes is in effect with respect to the Company or any predecessor.

         (e) Encumbrances. There are no Encumbrances for Taxes on any of the Assets or the Company's Company Membership Interest, except for Taxes which are not yet due.

         (f) Tax Elections. All elections with respect to Taxes affecting the Company, or the Assets, as of the date hereof are set forth in Section 4.23 of APPENDIX II.

         (g) Prior Affiliated Groups. The Company is not and has never been a member of an affiliated group within the meaning of Section 1504 of the Code or any group that has filed a combined consolidated or unitary state or local return.

         (h) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company, the Assets or the Business and, after the Closing Date, none of the Company, the Assets or the Business shall be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

         (i) Partnerships. Except as set forth in Section 4.23(i) of APPENDIX II, the Company has no interest in nor is it subject to any joint venture, partnership or other arrangement or contract which is treated as a partnership for federal income tax purposes.

         (j) Other Entity Liability. The Company does not have any Liability for the Taxes of any Person (other than Taxes of the Company (without regard to the activities of any predecessor)) as a transferee or successor, by contract or otherwise.

         4.24 Insurance. Section 4.24 of APPENDIX II contains a complete and accurate list of all policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided and any pending claims thereunder) of which the Company is the owner, insured or beneficiary. Such list indicates whether VerticalNet or the Company is the insured thereunder. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, and insurance against other hazards, risks and liabilities to Persons and property to the extent and in the manner customary for similarly situated companies in a similar business. The Company is not in default under any of such policies or binders, and has not failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect by the Company through the Closing Date.

         4.25 Accounts Receivable. The accounts receivable reflected in the Balance Sheet, and all accounts receivable arising since the Balance Sheet Date, represent bona fide claims against debtors that are good and collectible in full at the recorded amounts thereof, net of reserves for doubtful accounts, in each case, computed in accordance with GAAP and past practices consistently applied. For purposes of this Section 4.25, an account receivable, net of reserves, shall no longer be considered "good and collectible" if it remains uncollected for more than 180 days.

         4.26 Purchase Commitments and Outstanding Bids. Except as set forth in
Section 4.26 of APPENDIX II, no outstanding purchase or outstanding lease commitment of the Company presently is in excess of the normal, ordinary and usual requirements of the Business or was made at any price in excess of the then current market price at the time such commitment was entered into or contains terms and conditions more onerous than those usual and customary in the Company's business. There are outstanding no pending obligations to lease real property in addition to those identified in Section 4.7(b) of APPENDIX II.

         4.27 Suppliers and Customers.

         (a) Section 4.27 of APPENDIX II sets forth a complete and accurate list of the names of all material suppliers of goods and services used in connection with the Business of the Company during the last fiscal year and during the last fiscal quarter. The Company has not received any written communication from any supplier named in Section 4.27 of APPENDIX II of any intention to terminate or materially reduce supplies to the Company.

         (b) Section 4.27 of APPENDIX II sets forth a complete and accurate list of the names of the 20 largest customers of the Business of the Company based on volume of sales during the last fiscal year and the last fiscal quarter, showing the approximate total dollar volume of business that each such customer has generated during such period. The Company has not received any written communication from any customer named in Section 4.27 of APPENDIX II of any intention to return, terminate or materially reduce purchases from the Company.

         (c) Section 4.27 of APPENDIX II sets forth a complete and accurate list of the names of the 20 largest suppliers of goods sold as part of the Business of the Company during the last fiscal year and during the last fiscal quarter, showing the approximate total purchases in dollars by the Company from each such supplier during such period. The Company has not received any written communication from any supplier named in Section 4.27 of APPENDIX II of any intention to terminate or materially reduce supplies to the Company.

         4.28 Brokers; Transaction Costs. Except as set forth in Section 4.28 of APPENDIX II, neither VerticalNet nor the Company has entered into nor will it enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of the Company to pay any finder's fee, brokerage commission, or similar payment in connection with the transactions contemplated hereby.

         4.29 Inventory. Except as set forth in Section 4.29 of APPENDIX II, all inventories of the Company are of good, usable and merchantable quality. All such inventories as of the Balance Sheet Date are reflected, in Section 4.29 of APPENDIX II, and will be reflected on the Audited Closing Date Consolidated Balance Sheet, at the lower of cost (determined on a first-in, first-out method) or market in the ordinary course of business, all in accordance with GAAP applied on a consistent basis. Such inventories do not include any obsolete or discontinued items, except to the extent of the reserves therefor reflected in the Audited Closing Date Consolidated Balance Sheet, as determined in the ordinary course of business and in accordance with GAAP applied on a consistent basis. Except as set forth in Section 4.29 of APPENDIX II, since the Balance Sheet Date, no inventory items have been sold or disposed of except through sales in the ordinary course of business and at gross margins consistent with past practices.

         4.30 No Other Agreements to Sell the Company or the Assets. Neither the Company nor VerticalNet has any legal obligation, absolute or contingent, to any other Person to sell any Assets except in the ordinary course of business or to accept any capital contribution in exchange for Company Membership Interest or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto, except pursuant to this Agreement or except as may have been waived in writing by Converge.

         4.31 Project Roll-Out. The Company shall, no later than January 31, 2001, launch the projects currently being developed that have the code names "Merlin" and "Excalibur." Such projects shall, by January 31, 2001, be functional in material accordance with the Company's current plans. Notwithstanding anything in this Section 4.31 to the contrary, if Converge notifies the Company in writing (with a copy to VerticalNet) that Converge would like the Company to make specified changes in the products, the Company, VerticalNet and Converge shall agree on an extension of time for the Company to make such changes.

         4.32 Financial Projections. The Company has made available to Converge certain financial projections with respect to the Business which projections were prepared for internal use only. The Company makes no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved, except that the Company represents and warrants that such projections were prepared in good faith and are based on assumptions believed by it at the time prepared to be reasonable.

         4.33 Misstatements or Omissions. To the Company's knowledge, no representations or warranties by the Company in this Agreement or any Ancillary Agreement to which it is a party or in any exhibit, schedule or appendix hereto or thereto or any certificate to be delivered hereunder or thereunder contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

         4.34 Implied Representations and Warranties. EACH OF VERTICALNET AND THE COMPANY UNDERSTANDS THAT NEITHER CONVERGE NOR ANY OF ITS AFFILIATES NOR REPRESENTATIVES ARE MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES OF CONVERGE EXPLICITLY SET FORTH IN (A) THIS AGREEMENT, (B) THE ANCILLARY AGREEMENTS AND (C) ANY OTHER WRITTEN AGREEMENT ENTERED INTO BY ANY OF THE PARTIES WITH RESPECT TO ANY ASSET OF THE COMPANY, BUT, IN SUCH EVENT, ONLY TO THE EXTENT AS SET FORTH THEREIN WITH RESPECT TO THE SUBJECT MATTER THEREOF.

                                   ARTICLE 5.

                   MATTERS RELATING TO THE STOCK CONSIDERATION

         5.1 Purchase Entirely for Own Account. The Stock Consideration is being issued to VNI Holdings Inc., a wholly-owned subsidiary of VerticalNet ("VNI") in reliance upon VerticalNet's representation to Converge, which by VerticalNet's execution of this Agreement VerticalNet hereby confirms, that the Stock Consideration to be issued to VNI (at the direction of VerticalNet) and the Common Stock issuable upon conversion thereof (collectively, the "SECURITIES") will be acquired for investment for VNI's own account, not as a nominee or agent on behalf of any other Person, and not with a view to the resale or distribution of any part thereof, and that neither VerticalNet or VNI has any present intention of selling, granting any participation in, or otherwise distributing same. By executing this Agreement, VerticalNet further represents that VerticalNet has no Contract with any Person to sell, transfer or grant participations to such Person or to any other Person, with respect to any of the Securities, except as contemplated hereby.

         5.2 Disclosure of Information. Converge has provided VerticalNet the opportunity to ask questions of Converge and has provided full access to its facilities and personnel in response to any request therefor that VerticalNet, has made, concerning Converge and its activities, and all other matters relating to the operations of Converge and the offering and sale of shares of Stock Consideration. The foregoing, however, does not limit or modify the representations and warranties of Converge in Article 6 of this Agreement or the right of VerticalNet to rely thereon.

         5.3 Investment Experience. VerticalNet, through VNI, is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Stock Consideration. VerticalNet also represents VNI has not been organized for the purpose of acquiring the Securities.

         5.4 Accredited Investor. VNI is an "accredited investor" within the meaning of Rule 501 of Regulation D of the Securities Act, as presently in effect.

         5.5 Restricted Securities. VerticalNet understands that the Securities are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Converge in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, VerticalNet represents that it is familiar with Rule 144 of the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. In addition, VerticalNet understands that the Investors Agreement, in the form attached hereto as EXHIBIT A-1, contains additional restrictions on the transferability of the Securities.

         5.6 Further Limitations on Disposition. Without in any way limiting the representations set forth above, neither VerticalNet nor VNI shall make any disposition of all or any portion of the Securities unless and until the transferee has made, in writing for the benefit of Converge, the representations and warranties set forth in by this Article 5 executed and delivered to Converge a counterpart to the Investors Agreement, in the form attached hereto as EXHIBIT A-1, and:

         (a) there is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

         (b) if reasonably requested by Converge, VerticalNet shall have furnished Converge with an opinion of counsel, in a form reasonably satisfactory to Converge, that such disposition will not require registration of such shares under the Securities Act. Converge will not require opinions of counsel for transactions made pursuant to Rule 144 of the Securities Act except in unusual circumstances.

         5.7 Removal of Legends; Further Covenants.

         (a) Any legend endorsed on a certificate pursuant to Section 5.8 hereof shall be removed (i) if the resale of the Stock Consideration or Common Stock issued upon conversion thereof represented by such certificate shall have been registered and declared effective under the Securities Act or otherwise lawfully sold in a public transaction, (ii) if such shares may be transferred in compliance with Rule 144(k) of Securities Act or (iii) if the holder of such shares shall have provided Converge with an opinion of counsel, in form and substance acceptable reasonably acceptable to Converge and its counsel, stating that a public sale, transfer or assignment of such shares may be made without registration under the Securities Act or similar state laws.

         (b) VerticalNet further covenants that VNI will not transfer the Securities in violation of the Securities Act or the Exchange Act.

         5.8 Legends. VerticalNet acknowledges that in addition to any other legends that may be required, the certificates evidencing the Stock Consideration or any Common Stock issued upon conversion thereof will bear the following legend:

            "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

                                   ARTICLE 6.

                   REPRESENTATIONS AND WARRANTIES OF CONVERGE

         As an inducement to VerticalNet and the Company to enter into this Agreement, Converge hereby makes, as of the date hereof and, except as otherwise noted, as of the Closing Date, the following representations and warranties to VerticalNet and the Company, except as otherwise set forth in a written disclosure schedule (the "CONVERGE SCHEDULE OF EXCEPTIONS") delivered to the Company on the date hereof, a copy of which is attached hereto as APPENDIX III. The Converge Schedule of Exceptions shall have sections that are numbered to correspond to the various sections of this Article 6 setting forth certain exceptions to the representations and warranties contained in this Article 6 and certain other information called for by this Agreement. Unless otherwise specified, no disclosure made in any particular section of the Converge Schedule of Exceptions shall be deemed made in any other section of the Converge Schedule of Exceptions unless expressly made therein (by cross-reference or otherwise) or the Converge Schedule of Exceptions otherwise contains express disclosure which from a reading of such disclosure it is clear the exception applies to another section.

         6.1 Organization. Converge is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all requisite power and authority to conduct its Business as it is presently being conducted, and to own or lease, as applicable, the Assets owned or leased by it. Converge is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its Business or the ownership of its properties except where the failure to be so qualified would not have a Converge Material Adverse Effect. Each jurisdiction in which Converge is qualified to do business as a foreign entity is set forth in Section 6.1 of APPENDIX III.

         6.2 Capitalization of Converge.

         (a) Authorized Capitalization. As of the date of this Agreement, Converge has authorized (i) 81,818,187 shares of Voting Common Stock, par value $.001, of which no shares are issued and outstanding, (ii) 16,363,638 shares of Non-Voting Common Stock, par value $.001, of which no shares are issued and outstanding and (iii) 45,000,000 shares of Series A Preferred Stock par value $.001, of which, 45,000,000 shares are issued and outstanding, and owned of record by the Persons set forth Section 6.2 of APPENDIX III in the respective amounts set forth therein. As of the date of this Agreement, Converge has no other equity securities authorized, issued or outstanding. After giving effect to the Restated Certificate, immediately prior to the Closing, Converge shall be authorized to issue (i) 88,643,753 shares of Voting Common Stock of which no shares will be issued and outstanding, (ii) 1,094,751 shares of Non-Voting Common Stock of which no shares will be issued and outstanding, (iii) 45,000,000 shares of Series A Preferred Stock, of which 45,000,000 shares will be issued and outstanding, and (iv) 11,523,688 shares of Series B Preferred Stock, par value $.001, of which no shares will be outstanding and all of which will be issued to VerticalNet pursuant to this Agreement and to Sumitomo and Sumitronics pursuant to the letter agreement dated as of the date hereof, by and between Sumitomo Corporation, Sumitronics Asia Holding Pte Ltd., the Company, VerticalNet and Converge.

         (b) Options. There are 12,272,730 shares of Converge Common Stock reserved for issuance upon the exercise of options (the "CONVERGE OPTIONS") granted or available for grant under Converge's 2000 Stock Incentive Plan, of which 6,430,500 Converge Options have been granted as of the date hereof and no more than 13,296,563 will have been granted as of the Closing Date.

         (c) No Other Capital Stock, Options, Warrants. Except for the Converge Options, the conversion privileges of the Series A Preferred Stock, the Series B Preferred Stock or the non-voting Common Stock to be issued hereunder, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of Converge. Except as set forth in Sections 6.2(a), 6.2(b) and 6.2(c) of APPENDIX III, no shares of capital stock of Converge are reserved for issuance.

         (d) Valid Issuances. All authorized shares of Converge Common Stock to be issued upon (i) exercise of any of the Converge Options before the Closing Date; (ii) conversion of the Series A Preferred Stock, the Series B Preferred Stock, and the non-voting Common Stock (the "CONVERSION SHARES") will, when so issued, be validly issued, fully paid and non-assessable and not subject to any preemptive rights or rights of first refusal that have not been properly waived, or restriction on transfer (other than such preemptive or other rights or restrictions under this Agreement, the Investors Agreement as attached hereto as EXHIBIT A-1 or applicable federal or state securities laws) created by statute, Converge's Restated Certificate or Bylaws, or any Contract. The Converge Options that have been granted, and the 45,000,000 shares of Converge capital stock that have been issued before the Closing Date have been granted or issued in compliance with all federal and state corporate and securities laws.

         (e) Other Transactions. There is no outstanding vote, plan or pending proposal of any merger or consolidation of Converge with or into any other entity.

         (f) Stock Consideration. The Stock Consideration to be issued pursuant to the terms of this Agreement will have been duly authorized and any shares of capital stock or other securities of Converge issuable upon conversion thereof will have been duly reserved for issuance prior to the Closing, and, when any such security is issued in accordance with the terms hereof and the Restated Certificate, will be validly issued, fully paid and nonassessable.

         (g) Agreements. Except for the Investors Agreement and this Agreement, there are no Contracts among any Persons which affect or relate to the voting or giving of written consents with respect to any security.

         6.3 Authorization. Converge has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, and has taken, or will take all action prior to the Closing necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Converge, and this Agreement is, and upon execution and delivery each of the Ancillary Agreements to which Converge is a party will be, a valid and binding obligation of Converge enforceable against Converge in accordance with its terms, subject to the Enforceability Exceptions.

         6.4 Officers and Directors. Section 6.4 of APPENDIX III contains a true, correct and complete list of all the officers and directors of Converge.

         6.5 [Reserved].

         6.6 Subsidiaries, Etc.(a) . As of the date hereof, Converge does not own, directly or indirectly, any interest or investment (whether equity or debt) in any Person.

         6.7 Real Property.

         (a) General. Converge leases all real property necessary for the conduct of its Business as presently conducted. Converge has never owned, does not now own and has not entered into any agreement to acquire any real property.

         (b) Leased Real Property. Section 6.7(b) of APPENDIX III sets forth all Leases pursuant to which Facilities are leased by Converge (as lessee), true and correct copies of which have been made available to VerticalNet. Except as set forth in Section 6.7(b) of APPENDIX III, Converge has good and valid leasehold title to all leased property described in such Leases (the

"CONVERGE LEASED PROPERTY"), free and clear of any and all Encumbrances other than any Permitted Encumbrances which would not permit the termination of the Lease therefor by the lessor as a result of such Encumbrance. With respect to each such parcel of Converge Leased Property, to Converge's knowledge, there are no pending or threatened Actions relating to Converge's leasehold interests in such Converge Leased Property or any portion thereof, (i) neither Converge nor, to Converge's knowledge, any third party has entered into any sublease, assignment, license, option, right, concession or other agreement or arrangement, written or oral, granting to any person the right to use or occupy such Converge Leased Property or any portion thereof or interest therein, except in connection with a Permitted Encumbrance or in the ordinary course of business, and (ii) Converge has not received written notice of any pending or threatened special assessment relating to such Converge Leased Property.

         With respect to each Lease listed in Section 6.7(b) of APPENDIX III (i) there has been no material Default under any such Lease by Converge, or to Converge's knowledge, by any other party to such Lease, (ii) no action has been taken by Converge, and to Converge's knowledge, no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than Converge without the consent of Converge under any such Lease, (iii) to Converge's knowledge, no party has repudiated in writing to Converge any term thereof or threatened in writing to Converge to terminate, cancel or not renew any such Lease and (iv) except with respect to Permitted Encumbrances, Converge has not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any Converge Leased Property subject thereto (or any portion thereof).

         6.8      Personal Property.

         (a) General. Converge owns or leases all personal property Assets necessary for the conduct of its Business as presently conducted and the personal property Assets (taken as a whole) are in such operating condition and repair (subject to normal wear and tear) as is necessary for the conduct of its Business as presently conducted.

         (b) Owned Personal Property. Except as set forth in Section 6.8(b) of APPENDIX III, Converge has good and marketable title to all personal property Assets owned by it that are necessary for the conduct of the Business as presently conducted, free and clear of any and all Encumbrances, other than Permitted Encumbrances. With respect to each such item of personal property necessary for the conduct of its Business (i) there are no Leases granting to any Person the right of use of any portion of such item of personal property,
(ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of personal property or any portion thereof or interest therein and (iii) there are no parties (other than Converge or its employees, agents or representatives) who are in possession of or who are using any such item of personal property.

         (c) Leased Personal Property. Converge has good and valid leasehold title to all personal property Assets leased by it from third parties that are necessary for the conduct of its Business as presently conducted, free and clear of any and all Encumbrances, other than Permitted Encumbrances which would not permit the termination of the Lease therefor by the lessor as a result of such Encumbrances. Section 6.8(c) of APPENDIX III sets forth all Leases for personal property involving annual payments in excess of $50,000, true and correct copies of which have been made available to Converge.

         With respect to each Lease listed in Section 6.8(c) of APPENDIX III,
(i) there has been no material Default under such Lease by Converge or, to Converge's knowledge, by any other party to the Lease, (ii) no action has been taken by Converge, and to Converge's knowledge, no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than by Converge without the consent of Converge under any such Lease that is material to Converge, (iii) to Converge's knowledge, no party has repudiated in writing to Converge any term thereof or threatened in writing to Converge to terminate, cancel or not renew any such Lease that is material to Converge and (iv), except with respect to Permitted Encumbrances, Converge has not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased property subject thereto (or any portion thereof).

         6.9      Environmental Matters.

         (a) Compliance. To Converge's knowledge, Converge is in compliance with all Environmental Laws, including all Permits required thereunder to conduct its Business as currently being conducted or as currently proposed to be conducted except to the extent where Converge's failure to comply with such laws could not reasonably be expected to have a Converge Material Adverse Effect. All such material Permits are listed in Section 6.9(a) of APPENDIX III. Converge has not received any written notice to the effect that, or otherwise has knowledge that,
(i) it is not in compliance in any material respect with, or is in violation in any material respect of, any such Environmental Laws or Permits required thereunder or (ii) any currently existing circumstances are reasonably likely to result in a failure of Converge to comply in any material respect with, or a material violation by Converge of, any such Environmental Laws or Permits required thereunder.

         (b) Environmental Claims. There are no existing or, to Converge's knowledge, potential Environmental Claims against Converge except to the extent that any such Environmental Claims could not reasonably be expected to have a Converge Material Adverse Effect. Converge has not received any written notification, and does not otherwise know to its knowledge, of any allegation of any actual or potential responsibility for, or any inquiry or investigation regarding, any disposal, Release or threatened Release at any location of any Hazardous Substance generated or transported by Converge.

         (c) Hazardous Substances. To Converge's knowledge, no underground tank or other underground storage receptacle for Hazardous Substances is currently located on or at the Facilities, and there have been no Releases of Hazardous Substances in quantities exceeding the reportable quantities as defined under Environmental Laws on, upon or into the Facilities subject to the Leases identified on Schedule 6.7(a) of APPENDIX III other than those authorized by Environmental Laws including the Permits required thereunder.

         (d) Environmental Indemnities and Releases. Except as set forth in
Section 6.9(d) of APPENDIX III, and except as would not reasonably be expected to have a Converge Material Adverse Effect, to Converge's knowledge, (i) Converge is not a party, whether as a direct signatory or as successor, assign or third-party beneficiary, or otherwise bound, to any Lease or other Contract (excluding insurance policies listed in Section 6.9(d) of APPENDIX III) under which Converge is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions and (ii) Converge has not Released any other Person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

         6.10     Contracts.

         (a) Disclosure. Section 6.10(a) of APPENDIX III sets forth a complete and accurate list of all of the Contracts (the "CONVERGE MATERIAL CONTRACTS") of the following categories:

                  (i) Contracts not made in the ordinary course of business;

                  (ii) License agreements or royalty agreements, whether Converge is the licensor or, to the extent payments by Converge thereunder could reasonably be expected to exceed $100,000, licensee thereunder (excluding licenses to use commercial off the shelf software and the License Agreement);

                  (iii)    [Reserved];

                  (iv) Contracts or commitments involving future expenditures or Liabilities, actual or potential, after the date hereof in excess of $500,000 per annum for Contracts in the ordinary course of business or in excess of $100,000 for Contracts outside of the ordinary course of business or otherwise material to the Business or the Assets;

                  (v) Contracts or commitments relating to commission arrangements other than in the ordinary course of business with others that are material to the Business;

                  (vi) Employment contracts, severance agreements, "stay-bonus" agreements and similar arrangements, in each such case those currently in effect, with current and past executive officers or directors of Converge;

                  (vii) Agreements (A) where the purpose of such agreement is to indemnify the other parties thereto against any type of loss, (B) for the purchase of a business (be it by purchase of all, or substantially all of the assets of an entity, or by merger, consolidation, stock purchase or otherwise) containing an undertaking to indemnify the other parties thereto against any type of loss or (C) Converge Material Contracts containing an indemnification obligation and, in each such case, where any such obligation could reasonably be expected to exceed $100,000.

                  (viii) Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money in excess of $100,000 in the aggregate, whether Converge shall be the borrower, lender or guarantor thereunder (excluding trade accounts payable).

                  (ix) Contracts containing covenants limiting the freedom of Converge, or any executive officer or director, to engage in any line of business or compete with any Person that relates directly or indirectly to the Business;

                  (x) Any Contract with the federal, state or local government or any agency or department thereof;

                  (xi) Any other Contract under which the consequences of a default or termination would reasonably be expected to have a Converge Material Adverse Effect.

         Complete and accurate copies of all of the Contracts listed in Section 6.10(a) of APPENDIX III, have been made available to VerticalNet.

         (b) Absence of Defaults. Except as set forth in Section 6.10(b) of APPENDIX III, all of the Converge Material Contracts are valid, binding and enforceable on or by Converge in accordance with their terms, subject to the Enforceability Exceptions. Converge has fulfilled, or taken all action necessary to enable it to fulfill when due or has received a waiver of, all of its material obligations under each of such Converge Material Contracts. To Converge's knowledge, all parties to all Converge Material Contracts have complied in all material respects with the provisions thereof, no party is in material Default thereunder and no written notice of any claim of Default has been given to Converge.

         6.11     No Conflict or Violation; Consents.

         (a) Except as set forth in Section 6.11 of APPENDIX III, and except as would not result in a Converge Material Adverse Effect, neither the execution, delivery or performance of this Agreement or any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby, nor compliance by Converge with any of the applicable provisions hereof or thereof, will (a) violate or conflict with any provision of the governing documents of Converge,
(b) violate, conflict with, or result in a Default under, or result in the creation of any Encumbrance, other than Permitted Encumbrances, upon any of the material Converge's Assets under, any material Contract to which Converge is a party or by which Converge is bound or (c) violate any material Regulation or Court Order applicable to Converge.

         (b) Section 6.11 of APPENDIX III contains a list of all material Consents relating to the Business of Converge which are required to be given to or obtained by Converge from any Person in connection with the consummation of the transactions contemplated by this Agreement or any Agreement. Except as set forth in Section 6.11 of APPENDIX III, no material written notices to, material declaration or filing of, or registration with, or material Consents of, any Persons are necessary to be made or obtained by Converge in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement to which it is a party.

         6.12 Permits. Section 6.12 of APPENDIX III sets forth a complete list of all of Converge's material Permits which are required under any applicable Regulation in its operation of the Business or in its ownership of the Assets, all of which are as of the date hereof, and will be as of the Closing Date, in full force and effect. Converge has, and at all times since April 26, 2000 has had, all material Permits required under any applicable Regulation in its operation of the Business or in its ownership of the Assets, and owns or possesses such Permits free and clear of all Encumbrances other than Permitted Encumbrances. Converge is not in Default, nor has Converge received any written notice of any claim of Default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. This Section 6.12 does not apply to Permits required under Environmental Laws.

         6.13     Financial Statements; Books and Records.

         (a) General. The Converge Financial Statements are complete and in accordance with Converge's Books and Records and fairly present in all material respects the financial condition, results of operations and cash flows of Converge as of the dates and for the periods indicated thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as otherwise expressly indicated in the notes to the Converge Financial Statements and, in the case of interim financial statements, for (i) the lack of footnotes and (ii) year-end audit adjustments that are not material).

         (b) Internal Controls. Converge maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) in all material respects, transactions are executed with management's authorizations,
(ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for its Assets, (iii) in all material respects, access to its Assets is permitted only in accordance with management's authorization and (iv) in all material respects, the recorded accountability for its Assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         (c) Books and Records. The Books and Records, in reasonable detail, accurately and fairly reflect in all material respects the activities of Converge and the Business and have been made available to Converge for its inspection.

         (d) All Accounts Recorded. Converge has not engaged in any material transaction, maintained any bank account or used any material corporate funds except for transactions, bank accounts or funds which have been and are reflected in the normally maintained Books and Records.

         (e) Records. The stock records and minute books of Converge that have been delivered to the Company fully reflect in all material respects all minutes of meetings, resolutions and other material actions and proceedings of its stockholders and board of directors and all committees thereof, all issuances, transfers and redemptions of capital stock of which Converge is aware and contain true, correct and complete copies of its Certificate of Incorporation and Bylaws and all amendments thereto through the date hereof.

         6.14 Absence of Certain Changes or Events. Except as set forth in
Section 6.14 of APPENDIX III and as contemplated by this Agreement and the Ancillary Agreements, since the Balance Sheet Date, with respect to Converge, there has not been any:

         (a) Converge Material Adverse Change;

         (b) failure to operate the Business in the ordinary course so as to use commercially reasonable efforts to preserve the continued services of Converge's employees and the goodwill of material suppliers, customers and others having material business relations with Converge;

         (c) resignation or termination of any officer, director, manager or any employee whose service is material to Converge's ability to carry on the Business, or any increase in the rate of compensation payable or to become payable to any officer, director or manager or Representative of Converge or Employee of Converge whose service is material to Converge's ability to carry on the Business (other than in connection with general, regularly-scheduled reviews and pay increases in the ordinary course of business), including a material increase in (i) the making of any loan to, or (ii) the payment, grant or accrual of any bonus, incentive compensation, service award or (iii) other similar benefit to, any such Person, or the addition to, modification of, or contribution to any Employee Plan of Converge;

         (d) sale, assignment, license, transfer or Encumbrance of any of Converge's material Assets, tangible or intangible, other than sales, assignments, licenses, transfers or Encumbrances in the ordinary course of business and consistent with past practice or Permitted Encumbrances;

         (e) new Contracts, or extensions, modifications, terminations or renewals thereof, except for any such Contracts entered into, modified, terminated, extended or renewed in the ordinary course of business and consistent with past practice;

         (f) actual or, to Converge's knowledge, threatened termination of any material customer account or group of accounts of Converge by such Customer or actual or, to Converge's knowledge, threatened material reduction in purchases or royalties payable by any such customer or occurrence of any event that is likely to result in any such termination or reduction;

         (g) disposition or lapsing of any Proprietary Rights of Converge, in whole or in part, or, to Converge's knowledge, any disclosure of any trade secret, process or know-how to any Person not a Representative of Converge other than in the ordinary course of business;

         (h) change in accounting methods, practices or assumptions by Converge other than as required by any newly applicable accounting standards or as required by law;

         (i) revaluation by Converge of any of the Assets, including writing off or establishing reserves with respect to goods, notes or accounts receivable (other than for which adequate reserves have been previously established);

         (j) damage, destruction or loss (whether or not covered by insurance) that results in or is reasonably likely to result in a Converge Material Adverse Effect;

         (k) declaration, setting aside or payment of any dividend or distribution in respect of any capital stock or any redemption, purchase or other acquisition of any equity securities of Converge;

         (l) issuance or reservation for issuance by Converge of, or commitment by it to issue or reserve for issuance, any shares of capital stock or other equity securities or obligations or securities convertible into or exchangeable for capital stock or other equity securities or increase, decrease or reclassification of the capital stock of Converge;

         (m) amendment of Converge's Certificate of Incorporation or Bylaws;

         (n) capital expenditure or execution of any Lease or any incurring of liability therefor by Converge, involving payments or obligations in excess of $100,000 per annum or $500,000 in the aggregate during any one year period;

         (o) failure to pay any material obligation of Converge when due;

         (p) cancellation of any indebtedness in excess of $25,000 or waiver of any rights of substantial value to Converge, except in the ordinary course of business and consistent with past practice;

         (q) indebtedness incurred by Converge for borrowed money or any commitment to borrow money entered into by Converge, or any loans made or agreed to be made by Converge in excess of $50,000, except in the ordinary course of business and consistent with past practice;

         (r) Liability in excess of $100,000 incurred by Converge except in the ordinary course of business and consistent with past practice;

         (s) payment, discharge or satisfaction of any Liabilities of Converge other than the payment, discharge or satisfaction reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice;

         (t) acquisition or sale of any equity interest in any other Person; or

         (u) agreement by Converge directly or indirectly to do any of the foregoing.

         6.15 Liabilities. Except as set forth in Section 6.15 of APPENDIX III, Converge has no Liabilities which may reasonably be expected to result in a Converge Material Adverse Effect except (i) Liabilities which are properly accrued for in accordance with GAAP in the Converge Financial Statements, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and (iii) Liabilities arising under the Converge Material Contracts (other than obligations which are required to be reflected on a balance sheet prepared in accordance with GAAP and Liabilities relating to breach of contract) or Liabilities which are not required to be disclosed on such Appendix and which have arisen or been incurred in the ordinary course of business. Except as set forth in Section 6.15 of APPENDIX III, none of the Liabilities described in this Section 6.15 relates to any claim, suit, litigation, proceeding or investigation known to Converge (collectively, "ACTIONS") or breach of Contract, breach of warranty, tort, infringement or violation of any Regulation or arose out of any action, order, writ, injunction, judgment or decree outstanding.

         6.16 Litigation. Except as set forth in Sections 6.16 of APPENDIX III, there is no Action, pending or, threatened in writing (i) against, relating to or affecting Converge, any of the material Assets or Converge's officers and directors, in any of their capacity as such, (ii) which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby or by the

Ancillary Agreements or (iii) or anticipated which could reasonably be expected to prevent Converge from consummating the transactions contemplated hereby. Except as set forth in Section 6.16 of APPENDIX III, none of the Actions, if adversely determined against Converge, its directors or officers, or any other Person could reasonably be expected to result in a loss to Converge, individually in excess of $25,000. To Converge's knowledge, there is no basis for any Action, which (a) if adversely determined against Converge or (b) if adversely determined against any officer or director, that could reasonably be expected to cause Converge to incur an obligation to indemnify such officer or director under Converge's Certificate of Incorporation or by statute, that could, in each such case, be reasonably expected to result in a loss to Converge in excess of $25,000. There are presently no outstanding Court Orders that would impose upon Converge any material obligation in law or in equity. Section 6.16 of APPENDIX III contains a complete and accurate description of all Actions since April 26, 2000 to which Converge or any predecessor of Converge has been a party or, to Converge's knowledge, which otherwise relate to any of the material Assets of Converge or Converge's officers or directors as such, or any such Actions which were settled prior to the institution of formal proceedings. This section does not apply to any Environmental Claims.

         6.17     Labor Matters.

         (a) General. Converge is not a party to any collective bargaining agreement with respect to its Employees with any labor organization, group or association and to Converge's knowledge has not experienced any attempt by organized labor or its representatives to make Converge conform to demands of organized labor relating to its Employees or to enter into a binding agreement with organized labor that would cover the Employees of Converge. There is no unfair labor practice charge or complaint against Converge pending before the National Labor Relations Board (or its equivalent in any applicable jurisdiction) or any other governmental agency arising out of Converge's activities, there is no labor strike or labor disturbance pending or, to Converge's knowledge, threatened against Converge nor has Converge received notice that any grievance is currently being asserted against it; and Converge has not experienced a work stoppage. There are no material controversies pending or, to Converge's knowledge, threatened between Converge and its Employees.

         (b) Compliance. Converge is in material compliance with all applicable Regulations respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity. Except as set forth in Section 6.17(b) of APPENDIX III, to Converge's knowledge, Converge is not liable for any claims for any material amount of past due wages. Except as set forth in Section 6.17(b) of APPENDIX III, Converge is not liable for any penalties for failure to comply with any of the foregoing.

         (c) Severance Obligations. Except as set forth in Section 6.17(c) of APPENDIX III, Converge is not a party to any severance agreement, "stay-bonus" agreement or similar arrangement, in each such case those currently in effect, with any current or past executive officers or directors of Converge that will result in any obligation (absolute or contingent) of Converge or that would cause Converge to make any payment in excess of $25,000 to any such persons following termination of employment or upon consummation of the transactions contemplated by this Agreement (whether or not employment is continued for any specified period after the Closing Date). Except as set forth in Section 6.17(c) of APPENDIX III, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or vesting of any other rights of any Person to benefits under any Employee Plans.

         6.18 Employee Benefit Plans. Section 6.18 of APPENDIX III contains a complete list of Employee Plans which cover or have covered employees of Converge or any predecessor (with respect to their relationship with Converge or any predecessor). To the extent they exist, true and complete copies of each of the following documents have been made available by Converge to VerticalNet: (i) each Employee Plan document (and, if applicable, related trust agreements, annuity contracts or other funding instruments) which covers or has covered employees of Converge (with respect to their relationship with Converge) and all amendments thereto, all summary plan descriptions, summary of material modifications (as defined in ERISA) and all written interpretations and descriptions thereof which Converge generally has distributed to participants therein, (ii) a complete description of any Employee Plan which is not in writing, (iii) the most recent determination letter issued by the Internal Revenue Service and any opinion letter issued by the Department of Labor with respect to each Employee Plan, (iv) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan or Welfare Plan which covers or has covered employees of Converge (with respect to their relationship with Converge) and the annual reports, as described in Section 103 of ERISA and (v) a description setting forth the amount of any Liability of the Company as of the Closing Date for payments more than 30 calendar days past due with respect to any Welfare Plan.

         (a)      Pension Plans.

                  (i) Each Pension Plan and each related trust agreement or funding instrument which covers or has covered employees or former employees of Converge (with respect to their relationship with Converge) which has been operated as a plan that is intended to be qualified under Section 401(a) of the Code (1) has received a favorable determination letter from the Internal Revenue Service stating that such Pension Plan and each related trust is qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination and (2) to the knowledge of Converge each Pension Plan has been so qualified during the period from its adoption to date, and nothing has occurred that is reasonably likely to adversely affect such qualification.

                  (ii) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of Converge (with respect to their relationship with Converge) currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including ERISA and the Code.

                  (iii) Neither the Company nor any ERISA Affiliate has, at any time, maintained, contributed to or had any obligation to maintain or contribute to any Welfare Plan that is a "multiemployer plan," as defined in Section (3)(37) of ERISA.

         (b) Defined Benefit Plans; Multiemployer Plans. Neither Converge nor any ERISA Affiliate sponsor, maintain or contribute to, and have never sponsored, maintained or contributed to, or had any liability with respect to any employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, nor have they any current or contingent obligation to contribute to any Multiemployer Plan.

         (c)      Welfare Plans.

                  (i) Except as set forth in Section 6.18(c)(i) of APPENDIX III, each Welfare Plan which covers or has covered employees or former employees of the Company (with respect to their relationship with the Company) complies in all material respects with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including ERISA and the Code.

                   (ii) Except as set forth in Section 6.18(c)(ii) of APPENDIX III, each Welfare Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies in all material respects in all material respects, and in each and every case has materially complied, with all of the applicable requirements of Section 4980B of the Code and Parts 6 and 7 of Title I, Subtitle B of ERISA.

                   (iii) Except as set forth in Section 6.18(c)(iii) of APPENDIX III, no Welfare Plan provides any health, life or other welfare coverage to employees of Converge beyond termination of their employment with Converge by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or
         Part 6 of ERISA, or otherwise as a result of applicable laws.

                  (iv) Neither the Company nor any ERISA Affiliate has, at any time, maintained, contributed to or had any obligation to maintain or contribute to any Welfare Plan that is a "multiemployer plan," as defined in Section (3)(37) of ERISA.

         (d) Benefit Arrangements. To the knowledge of Converge, each Benefit Arrangement which covers or has covered employees or former employees of Converge (with respect to their relationship to Converge) presently complies and has been maintained in compliance in all material respects (x) with its terms and (y) with the requirements prescribed by any and all applicable statutes, orders, rules and regulations.

         (e) Deductibility of Payments. There is no contract, agreement, plan or arrangement covering any employee or former employee of Converge (with respect to such employee's relationship with Converge) that, individually or collectively, requires the payment by Converge of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

         (f) Prohibited Transactions. There have not been any "prohibited transactions," as such term is defined under Section 4975 of the Code or Section 406 of ERISA, involving any Welfare Plan or Pension Plan that could subject Converge to any material penalty or tax imposed under the Code or ERISA.

         (g) Litigation. There are no pending, or to the knowledge of Converge, any threatened claims by or on behalf of any such Employee Plans, or by or on behalf any individual participants or beneficiaries of any such Employee Plans, alleging any breach of fiduciary duty on the part of Converge or any of its officers, directors or employees under ERISA, or claiming material benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the knowledge of Converge, any basis for such claim. Except as set forth in Section 6.18(g) of APPENDIX III, the Employee Plans are not the subject of any pending (or to the knowledge of Converge, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

         (h) No Amendments. Except as agreed to pursuant to Section 7.1(a), neither the Company nor any ERISA Affiliate has announced to employees, former employees, consultants or directors or managers an intention to create, or otherwise created, a legally binding commitment to adopt any additional Employee Plan which is intended to cover employees or former employees of the Company (with respect to their relationship with the Company) or to amend or modify any existing Employee Plan which covers or has covered employees of the Company or any of its Subsidiaries (with respect to their relationship with the Company or any of its Subsidiaries) except as required by law.

         (i) Insurance Contracts. No Employee Plan (other than a "MULTIEMPLOYER PLAN," as defined in Section 3(37) of ERISA) holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

         (j) No Acceleration or Creation of Rights. Except as set forth in
Section 6.18(j) of APPENDIX II, neither the execution and delivery of this Agreement or the Ancillary Agreements by Converge nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any employment severance, parachute or change in control agreement).

         (k) No Other Material Liability. To the knowledge of Converge, no event has occurred in connection with which Converge, any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (A) under any regulation relating to any Employee Plan or (B) pursuant to any obligation of Converge to indemnify any Person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

         6.19 Compliance with Law. Converge has conducted its Business in compliance with all applicable Regulations and Court Orders applicable to Converge except as could not reasonably be expected to cause a Converge Material Adverse Effect. Converge has not received any written notice to the effect that Converge is not in compliance in any material respect with any such Regulations or Court Orders.

         6.20     [Reserved].

         6.21     Tax Matters.

         (a) Filing of Tax Returns. Converge has timely filed with the appropriate taxing authorities all material Tax Returns required to be filed through the date hereof. The Tax Returns filed are complete and accurate in all material respects. Except as set forth in Section 6.21 of APPENDIX III, Converge has not requested any extension of time within which to file any Tax Return. Converge has made available to VerticalNet complete and accurate copies of federal, state and local Tax Returns of Converge for the years ended December 31, 1999, 1998 and 1997.

         (b) Payment of Taxes. All Taxes in excess of $5,000 in any individual case due from Converge in respect of periods (or portions thereof) beginning before the Closing Date have been timely paid or an adequate reserve (in conformity with GAAP) has been established therefor, as set forth in the Financial Statements, except for such taxes if any contested by it in good faith as set forth in Section 6.21 of APPENDIX III and Converge has no Liability for Taxes in excess of the amounts so paid or reserves so established. Except as set forth in Section 6.21 of APPENDIX III, all Taxes that Converge is required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate governmental authorities to the extent due and payable.

         (c) Audits, Investigations or Claims. No deficiencies for Taxes of Converge have been proposed in writing or assessed by any taxing or other governmental authority. Except as set forth in Section 6.21 of APPENDIX III, there are no pending or, to Converge's knowledge, threatened audits, assessments or other Actions for or relating to any Liability in respect of Taxes of Converge. Except as set forth in Section 6.21 of APPENDIX III, no extension of a statute of limitations relating to Taxes is in effect with respect to Converge or any predecessor.

         (d) Encumbrances. There are no Encumbrances for Taxes on any of the Assets, except for Taxes which are not yet due.

         (e) Tax Elections. All elections with respect to Taxes affecting Converge, or the Assets, as of the date hereof are set forth in Section 6.21(e) of APPENDIX III.

         (f) Prior Affiliated Groups. Converge is not and has never been a member of an affiliated group within the meaning of Section 1504 of the Code or any group that has filed a combined consolidated or unitary state or local return.

         (g) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving Converge, the Assets or the Business and, after the Closing Date, none of Converge, the Assets or the Business shall be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

         (h) Partnerships. Except as set forth in Section 6.21(h) of APPENDIX III, Converge has no interest in nor is it subject to any joint venture, partnership or other arrangement or contract which is treated as a partnership for federal income tax purposes.

         (i) Other Entity Liability. Converge does not have any Liability for the Taxes of any Person (other than Taxes of Converge (without regard to the activities of any predecessor)) as a transferee or successor, by contract or otherwise.

         6.22 Insurance. Section 6.22 of APPENDIX III contains a complete and accurate list of all policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided and any pending claims thereunder) of which Converge is the owner, insured or beneficiary. Converge has in full force and effect fire and casualty insurance policies, with extended coverage, and insurance against other hazards, risks and liabilities to Persons and property to the extent and in the manner customary for similarly situated companies in a similar business. Converge is not in default under any of such policies or binders, and has not failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect by Converge through the Closing Date.

         6.23 Accounts Receivable. The accounts receivable reflected in the Balance Sheet, and all accounts receivable arising since the Balance Sheet Date, represent bona fide claims against debtors that are good and collectible in full at the recorded amounts thereof, net of reserves for doubtful accounts, in each case, computed in accordance with GAAP and past practices consistently applied. For purposes of this Section 6.23, an account receivable shall no longer be considered "good and collectible" if it remains uncollected for more than 180 days.

         6.24     [Reserved].

         6.25 Brokers; Transaction Costs. Except as set forth in Section 6.25 of APPENDIX III, Converge has not entered into nor will it enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of Converge to pay any finder's fee, brokerage commission, or similar payment in connection with the transactions contemplated hereby.

         6.26     [Reserved].

         6.27 No Other Agreements to Sell Converge or the Assets. Converge does not have any legal obligation, absolute or contingent, to any other Person to sell any Assets except in the ordinary course of business, to sell capital stock of Converge or to effect any merger, consolidation or other reorganization of Converge or to enter into any agreement with respect thereto, except pursuant to this Agreement or except as may have been waived in writing by Converge.

         6.28 Financial Projections; Operating Plan. Converge has made available to Converge certain financial projections with respect to the Business which projections were prepared for internal use only. Converge makes no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved, except that Converge represents and warrants that such projections were prepared in good faith and are based on assumptions believed by it at the time prepared to be reasonable.

         6.29 Misstatements or Omissions. To Converge's knowledge, no representations or warranties by Converge in this Agreement or any Ancillary Agreement to which it is a party or in any exhibit, schedule or appendix hereto or thereto or any certificate to be delivered hereunder or thereunder contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

         6.30 Offering. Subject in part to the truth and accuracy of VerticalNet's representations set forth in Article 5 of this Agreement, the offer, sale and issuance of the Series B Preferred Stock as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and neither Converge nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption. Neither Converge nor any person authorized or employed by Converge as agent, broker, dealer or otherwise in connection with the offering or sale of the Series B Preferred Stock or any security of Converge similar to the Series B Preferred Stock has offered the Series B Preferred Stock or any such similar security for sale to, or solicited any offer to buy the Series B Preferred Stock or any such similar security from, or otherwise approached or negotiated with respect thereto with, any Person in a manner that would constitute a violation of the Securities Act.

         6.31 Registration Rights. Except as provided in the Investors Agreement, Converge has not granted or agreed to grant any registration rights, including piggyback rights, to any Person.

         6.32 Implied Representations and Warranties. CONVERGE UNDERSTANDS THAT NEITHER THE COMPANY NOR VERTICALNET NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ARE MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES OF EACH OF VERTICALNET AND THE COMPANY EXPLICITLY SET FORTH IN (A) THIS AGREEMENT, (B) THE ANCILLARY AGREEMENTS AND (C) ANY OTHER WRITTEN AGREEMENT ENTERED INTO BY ANY OF THE PARTIES WITH RESPECT TO ANY ASSET OF THE COMPANY, BUT, IN SUCH EVENT, ONLY TO THE EXTENT AS SET FORTH THEREIN WITH RESPECT TO THE SUBJECT MATTER THEREOF. SUBJECT TO ANY SUCH REPRESENTATIONS AND WARRANTIES, CONVERGE UNDERSTANDS THAT THE ASSETS AND THE BUSINESS OF THE COMPANY BEING ACQUIRED AS A RESULT OF THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN ACQUIRED ON AN "AS IS," "WHERE IS" BASIS AND IN THEIR PRESENT CONDITION.

         6.33 HSR Clearance. No clearance was necessary under the HSR Act in connection with the investments of the founders of Converge.

                                   ARTICLE 7.

                                    COVENANTS

         7.1 Covenants of the Company Prior to the Closing. The Company and VerticalNet, each covenant as follows for the period from the date hereof through the Closing Date:

         (a) Conduct of Business. The Company shall, except as otherwise expressly contemplated by this Agreement, or as consented to by Converge in writing, operate the Business solely in the ordinary course of business consistent with past practice. The Company and VerticalNet will not, in any event, take any action inconsistent with this Agreement, the Ancillary Agreements or the consummation of the transaction consummated hereby or thereby. Without limiting the generality of the foregoing, the Company shall not except as specifically contemplated by this Agreement or as consented to by Converge in writing:

                  (i) incur any indebtedness for borrowed money, or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for obligations of any other Person, in each case, other than in the ordinary course of business or in excess of $50,000;

                  (ii) accept or commit to accept any contribution of capital entitling any Person to a Company Membership Interest or issue or commit to issue any other securities or any securities convertible into a Company Membership Interest;

                  (iii) make or incur any obligation to make any distribution to the member of the Company other than in the ordinary course of business;

                  (iv) make any change to the Company's Operating Agreement;

                  (v) make any single purchase of stock inventory in excess of $500,000 or have a balance in the stock inventory account in an amount more than 50% greater than the amount of stock inventory reflected in the general ledger of the Company on the Balance Sheet Date;

                  (vi) mortgage, pledge or otherwise encumber any material Assets or sell, transfer, license or otherwise dispose of any material Assets except, in each such case, in the ordinary course of business and consistent with past practice;

                  (vii) cancel, release or assign any indebtedness owed to it or any claims or rights held by it in excess of $50,000 other than in connection with any transactions pursuant to the Receivables Purchase Agreement among NECX Funding LLC, NECX.com LLC, Market Street Funding Corporation and PNC Bank, National Association, dated September 29, 2000;

                  (viii) make any investment or commitment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, other than in the ordinary course of business;

                  (ix) enter into or terminate any material Contract or agree to make any material adverse change in any material Contract except in the ordinary course of business;

                  (x) enter into or materially modify any Contract or other arrangement with a Related Party;

                  (xi) (A) enter into (other than with respect to the hiring of new persons on terms and conditions substantially similar to those of individuals of equivalent position within the Company) or materially modify any employment Contract other than in the ordinary course of business, (B) pay any compensation to or for any employee, officer or director other than in the ordinary course of business and pursuant to existing employment arrangements, (C) pay or agree to pay any bonus, incentive compensation, service award, severance, "stay bonus" or other like benefit other than pursuant to existing arrangements, or (D) enter into or modify any other Employee Plan;

                  (xii) make any change in any method of accounting or accounting practice except as required by law or to comply with any newly applicable accounting standards;

                  (xiii) fail to comply with all Regulations applicable to the Assets and the Business (except as would not reasonably be expected to result in a Company Material Adverse Effect);

                  (xiv) fail to use its commercially reasonable efforts to (i) maintain the Business as it is currently constituted, other than changes in the ordinary course, (ii) retain the Employees so that such Employees will remain available to the Company on and after the Closing Date other than those failures to retain Employees (A) in the ordinary course of business due to retirement or termination or (B) as a result of any Employee's disagreement over bonus compensation, (iii) maintain existing relationships with material suppliers and customers and others having business dealings with the Company and (iv) otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date;

                  (xv) make or change any election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (xvi) commence any Action or other legal proceeding without the prior written consent of Converge, other than when the failure to commence such Action could be reasonably likely to lead to the impairment or diminution of value of any Company Asset; or

                  (xvii) directly or indirectly take, agree to take or otherwise permit to occur any of the actions described in Sections 7.1(a)(i) through 7.1(a)(xvi).

         (b) Access. The Company shall, and shall cause the Company's officers, Employees and Representatives to, afford the Representatives of Converge reasonable access upon reasonable notice and at all reasonable times to its Employees and Representatives, properties, Books and Records, Contracts and other Assets, and shall furnish Converge and its Representatives upon reasonable notice and in a timely manner, all financial, operating and other data and information as Converge or its Affiliates, through their respective Representatives, may reasonably request.

         (c) Notification of Certain Matters. The Company or VerticalNet, as the case may be, shall give prompt notice to Converge of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Company or VerticalNet contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of the Company or VerticalNet, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. The Company or VerticalNet, as the case may be, shall promptly notify Converge of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could reasonably be expected to result in a Company Material Adverse Effect. If the Company shall receive written notice from any customer identified in Section 4.27(b) of APPENDIX II or any supplier identified in Section 4.27(c) of APPENDIX II regarding any Company Material Adverse Change in the business relationship between such customer or supplier, as the case may be on the one hand, and the Company, on the other, then the Company shall forward such written notice to Converge promptly upon receipt.

         7.2 No Mergers, Consolidations, Sale of Equity, etc. During the period from the date of this Agreement through the Closing Date, no Party will, directly or indirectly, through any Representative or otherwise, other than as contemplated herein, (a) solicit any inquiries or proposals or continue or enter into any discussions, negotiations or agreements relating to (i) as to VerticalNet and the Company, accept any contribution of capital in exchange for a Company Membership Interest, (ii) as to Converge, issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options granted under the Converge 2000 Stock Incentive Plan, warrants or rights of any kind to acquire any shares of, its capital stock of any class, (iii) as to the Company and Converge, merge with, dispose of a significant amount of the Assets or the Business, outside the ordinary course of business, to, any Person other than as contemplated by this Agreement, or (iv) the licensing of any of the Company's Proprietary Rights to any Person other than in the ordinary course of business consistent with past practice or (b) provide any assistance or any information to or otherwise cooperate with any Person in connection with any such discussions, negotiations or agreements. A "PROPOSED ACQUISITION TRANSACTION" shall mean any transaction of the kind described in clauses (a)(i) through
(a)(iv) of the preceding sentence. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. Subject to the last sentence of this paragraph, each Party shall (w) immediately notify the other Parties (orally and in writing) if any offer is made or any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Proposed Acquisition Transaction, (x) promptly notify the other Parties of the terms of any proposal which it may receive in respect of any such

Proposed Acquisition Transaction, including the identity of the prospective purchaser or soliciting party, (y) promptly provide the other Parties with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (z) keep the other Parties informed of the status of such offer and the offeror's efforts and activities with respect thereto. The obligations contained in the previous sentence shall not apply to Converge in connection with any Proposed Transaction described in clause (a)(ii) of this first sentence of this Section 7.2.

         7.3 Transfer of Certain Proprietary Rights. Prior to the Closing Date, VerticalNet shall:

         (a) transfer or assign to the Company, or shall cause its Affiliates to transfer to the Company, ownership, free and clear of any Encumbrances, other than Permitted Encumbrances, of all of the Proprietary Rights listed in Section 4.22(a)(i), 4.22(a)(ii), 4.22(a)(iii), 4.22(a)(iv), 4.22(a)(vi), and 4.22(d) of
APPENDIX II to the extent necessary to provide the Company with all right, title and interest set forth in the listed Proprietary Rights;

         (b) license other software and Proprietary Rights material to the Business upon mutual agreement of the Parties;

         (c) execute and deliver to the Company all documentation that is reasonably required to evidence the transfer of all of the URLs listed on
Schedule 7.3(c) to the Company;

         (d) perform all services associated with the obligations identified in
Section 7.3(a), 7.3(b) and 7.3(c), all other trade-related products, including proprietary applications and tools created specifically for the Company.

         7.4 Actions by Converge Prior to the Closing. Converge covenants as follows for the period from the date hereof through the Closing Date.

         (a) Conduct of Business. Converge shall, except as otherwise expressly contemplated by this Agreement, or as consented to by VerticalNet in writing, operate the Business solely in the ordinary course of business consistent with past practice. Converge will not, in any event, take any action inconsistent with this Agreement, the Ancillary Agreements or the consummation of the transaction consummated hereby or thereby. Notwithstanding any limitation contained in this Section 7.4(a), Converge shall be permitted to form Affiliates, transfer Assets to Affiliates and otherwise engage in domestic and international corporate restructuring or reorganizations.

         Without limiting the generality of the foregoing, Converge shall not except as specifically contemplated by this Agreement or as consented to by VerticalNet in writing:

                  (i) declare, pay or incur any obligation to pay any dividend on the capital stock of Converge or declare, make or incur any obligation to make any distribution or redemption with respect to the capital stock of Converge;

                  (ii) make any change to Converge's Second Amended and Restated Certificate of Incorporation;

                  (iii) cancel, release or assign any indebtedness owed to it or any claims or rights held by it in excess of $50,000;

                  (iv) make any investment or commitment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, other than in the ordinary course of business;

                  (v) modify any Employee Plan;

                  (vi) fail to comply with all Regulations applicable to the Assets and the Business (except as would not reasonably be expected to result in a Material Adverse Effect of Converge); or

                  (vii) fail to use its commercially reasonable efforts to (A) maintain the Business as it is currently constituted, other than changes in the ordinary course, (B) retain its employees so that such employees will remain available to Converge on and after the Closing Date other than those failures to retain its employees in the ordinary course of business due to retirement or termination, (C) maintain existing relationships with material suppliers and customers and others having business dealings with Converge and (D) otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date; and

                  (viii) directly or indirectly take, agree to take or otherwise permit to occur any of the actions described in subsections (i) through
         (vii) above.

         (b) Access. Converge shall, and shall cause Converge's officers, employees and Representatives to, afford the Representatives of the Company access upon reasonable notice and at reasonable times to its employees and Representatives, properties, Books and Records, Contracts and other Assets, and shall furnish the Company and its Representatives, upon reasonable notice and in a timely manner, all financial, operating and other data and information as the Company, through its Representatives, may reasonably request.

         (c) Notification of Certain Matters. Converge shall give prompt notice to VerticalNet of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Converge contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of Converge to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Converge shall promptly notify VerticalNet of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could reasonably be expected to result in a Material Adverse Effect with respect to Converge.

         (d) Satisfaction of Conditions. From and after the date hereof Converge shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions set forth in Sections 8.2 and 8.4.

         (e) Intellectual Property. Prior to the Closing Date, Converge shall provide representations and warranties to VerticalNet of the nature of those set forth in Section 4.22(a).

         7.5 Further Assurances. Upon the terms and subject to the conditions contained herein, the Parties shall, in each case both before and after the Closing, (a) use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (including the filing of all materials necessary under the HSR Act within seven Business Days of the date hereof) (b) execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and under the Ancillary Agreements and (c) cooperate with each other in connection with the foregoing. Without limiting the foregoing, the Parties shall use their respective reasonable commercial efforts (i) to obtain any necessary Consents (including all filings required to be made under the HSR Act with respect to this Agreement and the transactions contemplated hereby)
(ii) give all notices to, and make all registrations and filings with third parties, including submissions of information requested by governmental authorities and (iii) fulfill all other conditions to this Agreement.

         7.6 Tax Matters. At any time prior to or following the Closing Date:

         (a) Section 338 Elections. Converge shall not make any election under section 338 of the Code (or any comparable provision under state or local law) with respect to the purchase of the Company or any of its Subsidiaries. Converge and the Company shall indemnify and hold harmless VerticalNet from and against any and all Tax liability arising from the making of any such election in violation of this paragraph.

         (b) Consent for Certain Distributions. Each of Converge and the Company shall not, without the prior written consent of VerticalNet, cause or permit any of the foreign Subsidiaries of the Company to make any distribution of cash or property during the Prohibited Period. The Prohibited Period shall mean the period commencing on the Closing Date and ending on the date which is the last day of the current taxable year of any such foreign Subsidiary. VerticalNet's consent may be granted or withheld in VerticalNet's sole discretion, and may be conditioned upon payment to VerticalNet of any increase in Tax Liability resulting from such distribution. Converge and Company shall indemnify and hold harmless VerticalNet from and against any and all Tax Liability arising from the making of any such distributions during the Prohibited Period.

         (c) Converge and VerticalNet shall treat this transaction as a purchase of assets for federal income tax purposes.

         (d) In the event that either VerticalNet or the Company appears before the Singapore Economic Development Board (the "DEVELOPMENT BOARD"), VerticalNet or the Company, as appropriate, shall provide Converge with prompt written notice of such appearance, and shall use all commercially reasonable efforts to provide Converge the opportunity to participate in the activities of the Development Board; provided, however, that nothing shall prevent VerticalNet or the Company from appearing before the Development Board in the event that a failure to so appear would impair any of the assets, operations or rights of VerticalNet or the Company.

         7.7 Board of Directors. Within 90 days from the date hereof, Converge shall take such action as VerticalNet may reasonably deem appropriate to increase the number of Converge's directors to seven.

         7.8 Marshall Agreement. Prior to the Closing Date, Converge shall, at its sole option, either (i) assume the contractual obligations of VerticalNet under Lauriston Marshall's employment agreement with VerticalNet or (ii) negotiate and enter into a new employment agreement with Mr. Marshall.

                                   ARTICLE 8.

            CONDITIONS TO THE COMPANY'S AND VERTICALNET'S OBLIGATIONS

         The obligation of the Company and VerticalNet to complete the transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

         8.1      Representations, Warranties and Covenants.

         (a) Except as set forth in the last sentence hereof, the representations and warranties (considered collectively) and each representation and warranty (considered individually) of Converge contained in this Agreement which are qualified by materiality, Material Adverse Effect or other words of similar import shall be true and correct at and as of the Closing Date, unless such representation or warranty specifically refers to another date, in which case such representation or warranty shall have been true and correct in all respects on such date, and all other representations and warranties of Converge shall have been true and correct in all material respects at and as of the Closing Date or such other specifically referenced date, and Converge shall have performed in all material respects all agreements and covenants, including the covenants contained in Article 7, required hereby to be performed prior to or at the Closing Date (without regard to any materiality qualifier contained therein). Any action permitted to be taken by Converge in the last sentence of the first paragraph of Section 7.4(a) shall not be deemed to affect the truth or correctness of the representation and warranty contained in Section 6.6.

         (b) Converge shall have delivered to VerticalNet or the Company the documents and other items described in Section 10.2 and such other documents and items as the Company or VerticalNet may reasonably request.

         (c) There shall be delivered to VerticalNet a certificate of an executive officer of Converge to the foregoing effect ("CONVERGE CLOSING CERTIFICATE").

         8.2 Restated Certificate. Converge shall have adopted and filed with the Secretary of State of Delaware the Restated Certificate.

         8.3 Secretary's Certificate. The Secretary of Converge shall have delivered to VerticalNet a certificate (the "CONVERGE SECRETARY'S CERTIFICATE") certifying (a) the names, true signatures and incumbency of the officers authorized to sign the Agreement and the Ancillary Agreements to which Converge is a party, (b) the resolutions of Converge's Board of Directors and stockholders approving the transactions contemplated by the Agreement and the Ancillary Agreements to which Converge is a party, (c) Converge's Bylaws and (d) the Restated Certificate.

         8.4 Investors Agreement. The Investors Agreement shall be amended and restated in the form attached hereto as EXHIBIT A-1 and executed by a sufficient number of the stockholders of Converge who are currently parties to the Investors Agreement to effect such amendment, which shall then be binding upon all stockholders of Converge.

         8.5 Consents(a). The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

         8.6 No Court Orders. No Action by any court, governmental authority or other Person shall have been instituted or threatened wherein an unfavorable resolution with respect to any Party could reasonably be expected to prevent the carrying out of the transactions contemplated hereby and by the Ancillary Agreements. There shall not be any Regulation or Court Order that makes the assignment of VerticalNet's Company Membership Interest to Converge, or the acquisition by Converge of all of the Company Membership Interest contemplated hereby illegal or otherwise prohibited.

         8.7 Opinions of Counsel. VerticalNet shall have received from Pillsbury Winthrop LLP, counsel to Converge, dated as of the Closing Date, the opinions set forth on B and VerticalNet shall have received from Morris, Nichols, Arsht & Tunnell, special Delaware counsel to Converge, dated as of the Closing Date, the opinion set forth on EXHIBIT C.

                                   ARTICLE 9.

                      CONDITIONS TO CONVERGE'S OBLIGATIONS

         The obligations of Converge to complete the transactions contemplated by this Agreement are subject, in the discretion of Converge, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

         9.1      Representations, Warranties and Covenants.

         (a) The representations and warranties (considered collectively) and each representation and warranty (considered individually) of the Company and VerticalNet contained in this Agreement which are qualified by materiality, Material Adverse Effect or other words of similar import shall be true and correct at and as of the Closing Date, unless such representation or warranty specifically refers to another date, in which case such representation or warranty shall have been true and correct in all respects on such date, and all other representations and warranties of the Company, and VerticalNet shall have been true and correct in all material respects at and as of the Closing Date or such other specifically referenced date, and the Company and Vector shall have performed, in all material respects, all agreements and covenants, including the covenants contained in Article 7, required hereby to be performed prior to or at the Closing Date (without regard to any materiality qualifier contained therein).

         (b) Each document required to be delivered by any of the Company or VerticalNet pursuant to Section 10.1 must have been delivered.

         (c) Each of VerticalNet and the Company shall have delivered to Converge a certificate (the "COMPANY CLOSING CERTIFICATES") signed by an executive officer of VerticalNet and a manager of the Company, respectively, to the foregoing effect.

         9.2 Consents(a). The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

         9.3 No Actions or Court Orders. No Action by any court, governmental authority or other Person shall have been instituted wherein an unfavorable resolution with respect to any Party could reasonably be expected to prevent the carrying out of the transactions contemplated hereby and by the Ancillary Agreements. There shall not be any Regulation or Court Order that makes the assignment of VerticalNet's Company Membership Interest as contemplated hereby illegal or otherwise prohibited.

         9.4      Secretary's Certificates.

         The Secretary of the Company shall have delivered to Converge a certificate (the "COMPANY SECRETARY'S CERTIFICATE") certifying (a) the names and true signatures of the officers authorized to sign the Agreement and the Ancillary Agreements to which the Company is a party, (b) the resolutions of the Company's managers and sole member approving the transactions contemplated by the Agreement and the Ancillary Agreements to which the Company is a party, (c) the Operating Agreement and (d) the Company's Certificate of Formation.

         The Secretary of VerticalNet shall have delivered to Converge a certificate (the "VERTICALNET SECRETARY'S CERTIFICATE" and together with the Company Secretary's Certificate, the "SELLERS' SECRETARY'S CERTIFICATES") certifying (a) the names and true signatures of the officers authorized to sign the Agreement and the Ancillary Agreements, (b) the resolutions of VerticalNet's Board of Directors approving the transactions contemplated by the Agreement and the Ancillary Agreements to which VerticalNet is a party, (c) VerticalNet's Bylaws and (d) VerticalNet's Articles of Incorporation.

         9.5 Ownership of ECXA. Converge shall have become, in accordance with the letter agreement described in the last clause hereof, the sole owner, directly or indirectly, of all outstanding ownership interests in Electronic Commodity Exchange Asia Pte. Ltd. ("ECXA"), free of outstanding warrants, options or other rights to purchase or otherwise obtain any such interests, unless Converge's failure to become the sole owner of ECXA shall have resulted solely from any breach by Converge of any representation, warranty, covenant or agreement set forth in the letter agreement dated as of the date hereof, by and between Sumitomo Corporation, Sumitronics Asia Holding Pte Ltd., the Company, VerticalNet and Converge.

         9.6 Closing Documents. The Company or VerticalNet, or both, as the case may be, shall have delivered to Converge the documents and other items described in Section 10.1.

         9.7 Tax Matters. No new elections with respect to Taxes, or changes in current elections with respect to Taxes, affecting the Company shall have been made after the date of this Agreement without the prior written consent of Converge, which consent shall not be unreasonably withheld.

         9.8 Opinion of Counsel. Converge shall have received from the General Counsel of the Company, dated as of the Closing Date, the opinion set forth on EXHIBIT D and Converge shall have received from Morgan Lewis & Bockius LLP, counsel to VerticalNet, dated as of the Closing Date, the opinions set forth on EXHIBIT E.

         9.9 Material Adverse Change. Since the date hereof, there shall not have been any Company Material Adverse Change.

                                  ARTICLE 10.

                                     CLOSING

         On the Closing Date:

         10.1 Deliveries to Converge by VerticalNet and/or the Company. Each of the Company and VerticalNet shall deliver (or cause to be delivered) to
Converge:

                  (a) counterparts to the Ancillary Agreements to which it is a party;

                  (b) any Consents required to be obtained by the Company or VerticalNet under Section 9.2 hereof;

                  (c)      the Company Closing Certificates;

                  (d)      the opinions provided for in Section 9.8;

                  (e)      the Sellers' Secretary's Certificates; and

                  (f) evidence of the release of the intercompany indebtedness owed VerticalNet by the Company and evidence that the intercompany account balance, immediately following Closing, will be $0.

         10.2 Deliveries by Converge to VerticalNet and/or the Company. Converge shall deliver to VerticalNet:

                  (a) counterparts to the Ancillary Agreements to which it is a party:

                  (b) any Consents required to be obtained by Converge under Section 8.5 hereof;

                  (c)      the Converge Closing Certificate;

                  (d)      the opinions provided for in Section 8.7;

                  (e) the Cash Consideration, by wire transfer in immediately available funds;

                  (f) evidence of filing of the Restated Certificate with the Secretary of the State of Delaware;

                  (g)      certificates representing the Stock Consideration;
                           and

                  (h)      the Converge Secretary's Certificate.

                                  ARTICLE 11.

                                 INDEMNIFICATION

         11.1 Survival of Representations, etc. All statements contained in this Agreement, any schedule or in any certificate or instrument of conveyance delivered by or on behalf of the Parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by such Party hereunder. The representations and warranties contained herein (and claims based upon or arising out of such representations and warranties, as well as any claims based upon or arising out of any covenants and agreements herein or made hereunder) may be asserted at any time and shall survive the Closing Date until the relevant dates set forth in
Section 11.3(c). No investigation made by any of the Parties (whether prior to, on or after the Closing Date) shall in any way limit the representations and warranties of the Parties. On the Closing Date all representations and warranties contained in this Agreement and made by the Company shall expire as to the Company and thereafter will be deemed to have been made exclusively by VerticalNet. The termination of the representations and warranties provided herein shall not affect the rights of a Party in respect of any claim made by such Party in a writing received by any other Party prior to the expiration of the applicable survival period provided in Section 11.3(c).

         11.2     Indemnification.

         (a)      General.

                  (i) Subsequent to the Closing, VerticalNet shall, subject to the limitations contained in Sections 3.5 and 11.3, indemnify Converge, its Affiliates, and each of their respective, officers, directors, employees, stockholders and agents ("CONVERGE INDEMNIFIED PARTIES") against, and hold each of the Converge Indemnified Parties harmless from, any damage, claim, Encumbrance, loss, cost, Tax, Liability or expense (including interest, penalties, reasonable attorneys' fees and expenses of investigation), diminution of value, response action, removal action or remedial action (collectively "DAMAGES") sustained, suffered or incurred by any such Converge Indemnified Party, that arise out of or relate to, the breach of any warranty, representation, covenant or agreement of the Company or VerticalNet contained in this Agreement or any schedule hereto delivered by or on behalf of the Company or VerticalNet pursuant to this

         Agreement or in connection with the transactions contemplated hereby, net of any related insurance recoveries and any related reductions after Closing in the federal, state or local Liability of any Converge Indemnified Party or the Company for Taxes paid or payable during the tax year in which a Claim, as defined in Section 11.2(b), is made or any refund of a prior Liability attributable to adjustments to the income, deductions or credits of any Converge Indemnified Party or the Company resulting from any event that is a basis for indemnification under this Section 11.

                  (ii) Subsequent to the Closing, subject to the limitations contained in Sections 3.5 and 11.3, Converge shall indemnify VerticalNet, its Affiliates, and each of their respective partners, officers, directors, employees, shareholders and agents, as the case may be ("VERTICALNET INDEMNIFIED PARTIES"), against, and hold each of the VerticalNet Indemnified Parties harmless from, any Damages sustained, suffered or incurred by such VerticalNet Indemnified Party, that arise out of or relate to, whether directly or indirectly, the breach of any warranty, representation, covenant or agreement of Converge contained in this Agreement or delivered by Converge pursuant to this Agreement net of any related insurance recoveries and any related reductions after Closing in the federal, state or local Liability of any VerticalNet Indemnified Party or the Company for Taxes paid or payable during the tax year in which a Claim, as defined in
         Section 11.2(b), is made or any refund of a prior Liability attributable to adjustments to the income, deductions or credits of any VerticalNet Indemnified Party or the Company resulting from any event that is a basis for indemnification under this Section 11. In the case of Damages actually sustained, suffered or incurred by a VerticalNet Indemnified Party ("ACTUAL DAMAGES"), any VerticalNet Indemnified Party that is an equity owner of Converge shall be deemed to have sustained, suffered or incurred Damages in an amount that is at least equal to such VerticalNet Indemnified Party percentage ownership interest in Converge multiplied by the amount of such Actual Damages.

                  (iii) To the extent that any Converge Indemnified Party recovers a Claim for Damages related to a breach of Section 4.25 due to the fact that an account receivable was not collectible within the time period set forth therein and payment of such accounts receivable is subsequently received, the amount of such payment will promptly be paid to Seller.

         The term "DAMAGES" as used in this Section 11.2 is not limited to matters asserted by third parties against VerticalNet Indemnified Parties or Converge Indemnified Parties, but includes Damages incurred or sustained by such Persons in the absence of third party claims. The right to obtain indemnification provided in this Section 11.2(a) is the sole recourse and remedy at law or in equity for breaches of this Agreement, other than with respect to
Section 12.2 and 12.3 or as set forth in Section 3.3, in which case, in the event of any breach or threatened breach by any Party, the non-breaching Party shall be entitled to injunctive or other equitable relief, restraining such breaching Party from engaging in conduct that would constitute a breach of the obligations of a Party under such Sections. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages.

         (b)      Procedure for Claims.

         If a claim for Damages (a "CLAIM") is to be made by a VerticalNet Indemnified Party or a Converge Indemnified Party entitled to indemnification hereunder, the Person claiming such indemnification (the "CLAIMING PARTY") shall give written notice (a "CLAIM NOTICE") to the indemnifying Person (the "INDEMNIFYING PARTY") promptly after the Claiming Party becomes aware of any fact, condition or event which gives rise to Damages for which indemnification may be sought under this Section 11.2. The failure of any Claiming Party to give timely notice hereunder shall not affect rights to indemnification hereunder unless the rights of or remedies available to the Indemnifying Party are prejudiced by such failure, and then only to the extent thereof. In the event that fact or circumstance gives rise to a breach of more than one representation or warranty by an Indemnifying Party, the Claiming Party shall only be entitled to a make a Claim under one such representation or warranty and shall not have the right to make a Claim under any other representation or warranty at any time. In the case of a Claim involving the assertion of a claim by a third party (whether pursuant to a lawsuit, other legal action or otherwise, a "THIRD-PARTY CLAIM"), if the Indemnifying Party shall acknowledge in writing to the Claiming Party that the Indemnifying Party shall be obligated to indemnify the Claiming Party under the terms of its indemnity hereunder in connection with such Third-Party Claim, then (i) the Indemnifying Party shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense, (A) to take control of the defense and investigation of such Third-Party Claim and (B) to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including employing and engaging attorneys of its own choice reasonably acceptable to the Claiming Party to handle and defend the same, and (ii) the Indemnifying Party shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Claiming Party, such consent not to be unreasonably withheld. In the event the Indemnifying Party elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this Section 11.2(b), the Claiming Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim; provided that, if the named Persons to a lawsuit or other legal action include both the Indemnifying Party and the Claiming Party and the Claiming Party has been advised in writing by counsel that there may be one or more legal defenses available to such Claiming Party that are different from or additional to those available to the Indemnifying Party, the Claiming Party shall be entitled, at the Indemnifying Party's cost, risk and expense, to retain one firm of separate counsel of its own choosing. If the Indemnifying Party fails to assume the defense of such Third-Party Claim in accordance with this Section 11.2(b) within 10 Business Days after receipt of the Claim Notice, the Claiming Party against which such Third-Party Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party's cost, risk and expense, the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the Indemnifying Party; provided that such Third-Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnifying Party assumes the defense of the claim, the Indemnifying Party shall keep the Claiming Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Claiming Party assumes the defense of the claim, the Claiming Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section
11.2 and for any final judgment (subject to any right of appeal), and the Indemnifying Party shall indemnify and hold harmless each Claiming Party from and against any and all Damages by reason of such settlement or judgment.

         11.3     Threshold; Limitations on Indemnity.

         (a) The Converge Indemnified Parties shall not be entitled to recover for any Damages until such time as the Damages claimed by the Converge Indemnified Parties in the aggregate exceed $1.5 million (the "DAMAGE THRESHOLD"), at which time the Converge Indemnified Parties shall be entitled to be indemnified against and compensated and reimbursed for all such Damages in excess of the initial $500,000 thereof. Notwithstanding the foregoing, the maximum amount of Damages claimed by the Converge Indemnified Parties, in the aggregate, shall not exceed the lesser of Cash Consideration or $52 million.

         (b) The VerticalNet Indemnified Parties shall not be entitled to recover for any Damages until such time as the Damages claimed by the VerticalNet Indemnified Parties in the aggregate exceed the Damage Threshold, at which time the VerticalNet Indemnified Parties shall be entitled to be indemnified against and compensated and reimbursed for all such Damages in excess of the initial $500,000 thereof. Notwithstanding the foregoing, the maximum amount of Damages claimed by the VerticalNet Indemnified Parties, in the aggregate, shall not exceed the lesser of the Cash Consideration or $52 million.

         (c) Any claim for a breach of a covenant or of the representations and warranties of the Parties contained in this Agreement shall survive the Closing until September 30, 2002, except the representations and warranties set forth in Sections 4.9, 4.16, 4.22, 4.23, 6.9 and 6.21 and the covenants contained in
Section 7.6 shall survive the Closing Date until the earlier of the fifth anniversary of the Closing Date or the date that is 20 Business Days after the date of the expiration of the applicable statute of limitations (including any extensions thereof). The covenants and agreements (including any covenants and agreements contained within the representations and warranties in Article 4, 5 or 6) of the Parties hereto shall survive the Closing until performed in accordance with their terms. In the event that more than one such survival period should apply to a Claim the shorter survival period shall be deemed to govern the ability of a Claiming Party to timely bring such Claim.

                                  ARTICLE 12.

                                  MISCELLANEOUS

         12.1     Termination.

         (a) This Agreement may be terminated at any time prior to Closing:

                  (i) By the written agreement of Converge and VerticalNet;

                  (ii) By Converge or VerticalNet if the Closing shall not have occurred on or before the Termination Date, other than due to a breach of this Agreement by the Party seeking to terminate;

                  (iii) By Converge if there is a material breach of any representation or warranty set forth in Article 4 or Article 5 or any covenant or agreement to be complied with or performed by the Company or VerticalNet pursuant to the terms of this Agreement and such breach persists for 10 Business Days or more after notice is given, so long as any such breach is not caused solely by the action or inaction of Converge;

                  (iv) By VerticalNet if there is a material breach of any representation or warranty set forth in Article 6 hereof or of any covenant or agreement to be complied with or performed by Converge pursuant to the terms of this Agreement and such breach persists for 10 Business Days or more after written notice is given, so long as any such breach is not caused solely by the action or inaction of the Company or VerticalNet; or

                  (v) By Converge or VerticalNet if a court of competent jurisdiction or governmental authority shall have issued a final and nonappealable order in writing, or shall have taken such other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby.

         (b) In the event of termination of this Agreement:

                  (i) The provisions of the Confidentiality Agreement and Sections 4.22(j), 12.1(b), 12.2, 12.5, 12.7, 12.9 through 12.11, and
         12.13 shall continue in full force and effect; and

                  (ii) Except as otherwise specified herein, no Party shall have any liability to any other Party, except for any willful breach of, or knowing misrepresentation made in, this Agreement occurring prior to the formal termination of this Agreement.

         (c) So long as Converge shall not have breached its obligations hereunder, if this Agreement is terminated by Converge pursuant to clause
(a)(ii) or (a)(iii) of Section 12.1, within ten Business Days thereafter, VerticalNet shall pay Converge a termination fee as set forth on Schedule 12.1(c).

         12.2 Non-solicitation. Neither Converge nor VerticalNet, nor any of its Affiliates will, itself or through agents or intermediaries, (i) prior to May 8, 2001, without the prior written consent of the other Party, hire any of the other party's employees who hold a title of "vice president" or higher (each, a "KEY EMPLOYEE") or (ii) prior to December 8, 2001, solicit any employee of the other Party to cease their current employment and become an employee of the soliciting party (except as is implicit in an acquisition of the Company by Converge). Except with respect to Key Employees, this provision does not prohibit a party's responding to unsolicited employment inquiries and/or indirect solicitations and other employment activities (e.g., job postings, advertising of positions) that are not specifically targeted at any particular individual.

         12.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company or VerticalNet without the prior written consent of Converge, or, subject to the following sentence, by Converge without the prior written consent of VerticalNet. Notwithstanding the previous sentence, Converge shall have the right to acquire, or to cause any of its Affiliates (whether or not in existence on the date of this Agreement) to acquire, from the Company or any of its Subsidiaries any Proprietary Rights or other Assets owned by the Company or such Subsidiary, for such amount payable in Stock Consideration or Cash Consideration, in each case as the parties may agree; provided that the amount of Stock Consideration or Cash Consideration payable by Converge pursuant to Section 2.4 shall be reduced by the portion of Stock Consideration or Cash Consideration, as the case may be, which shall have been paid to acquire any Asset pursuant to this Section 12.3.

         12.4 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any Party to the other shall be in writing and delivered in person or by courier, telegraphed, telexed, sent by facsimile transmission, sent via overnight delivery service or mailed by registered or certified mail (such notice to be effective upon receipt), as follows:

         If to the Company:

                  NECX.com LLC
                  Four Technology Drive
                  Peabody, Massachusetts  01960
                  Attn:  President
                  Fax: (978) 538-8715

         With a copy to:

                  BINGHAM DANA LLP
                  150 Federal Street
                  Boston, Massachusetts  02110
                  Attn: James P. Carrigan
                  Fax: (617) 951-8736

         If to VerticalNet:

                  VerticalNet, Inc.
                  700 Dresher Road
                  Horsham, Pennsylvania  19044
                  Attn:  General Counsel
                  Fax: (215) 658-1872

         With a copy to:

                  MORGAN, LEWIS & BOCKIUS LLP
                  1701 Market Street
                  Philadelphia, Pennsylvania  19103
                  Attn:  Michael L. Pillion
                  Fax:  (215) 963-5299

         If to Converge:

                  Converge, Inc.
                  10400 Ridgeview Court
                  Cupertino, California  95014
                  Attn:  Chief Executive Officer
                  Fax: (408) 865-9110

         With a copy to:

                  PILLSBURY WINTHROP LLP
                  8330 Boone Boulevard
                  Suite 400
                  Vienna, Virginia  22182
                  Attention: Stanley S. Jutkowitz
                  Fax:  (703) 744-7605

or to such other place and with such other copies as any Party may designate as to itself by written notice to the others in accordance herewith.

         Each such notice, request, instruction or other document shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 12.4 and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 12.4.

         12.5 Choice of Law. This Agreement shall be construed and interpreted and the rights of the Parties determined in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions.

         12.6 Representation By Counsel. Each Party hereby acknowledges with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party's respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

         12.7 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto and, the Ancillary Agreements, constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties including the Memorandum of Understanding dated December 12, 2000. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. This Agreement may be amended at any time; provided, however, that no amendment shall be made without the further approval of VerticalNet as sole member of the Company if such approval is required under applicable law. No waiver of any of the provisions of this

Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The waiver by any Party of any of the conditions precedent to its obligations under this Agreement will not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         12.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         12.9 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument, and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties shall to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         12.10 Expenses. Except as set forth herein each Party shall pay its own legal, accounting, advisory and other fees, and other out-of-pocket expenses incurred in connection with the transactions contemplated hereby and will not look to any other Party for any contribution toward such expenses. Converge shall pay one half and VerticalNet shall pay one half of the HSR Act filing. The Company shall not incur any of such fees, costs and expenses in excess of $150,000 without the prior consent of VerticalNet and Converge (which will not be unreasonably withheld).

         12.11 Publicity. The Parties shall not issue any press release or make any public statement other than the press release attached hereto as Schedule
12.11 or make any public statement regarding the transactions contemplated hereby without the prior approval of each other Party which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, any such press release or public statement may be issued by VerticalNet prior to such consultation, if, in the opinion of Morgan, Lewis & Bockius LLP, such press release or public statement is required by applicable Regulation. In the event that VerticalNet issues such a press release or public statement without consulting with Converge, VerticalNet shall promptly provide a copy thereof to Converge by facsimile in accordance with Section 12.4.

         12.12 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation, except as specifically set forth herein.

         12.13 Service of Process; Consent to Jurisdiction.

         (a) SERVICE OF PROCESS. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PROCESS, PLEADING, NOTICES OR OTHER PAPERS BY THE MAILING OF COPIES THEREOF BY REGISTERED, CERTIFIED OR FIRST CLASS MAIL, POSTAGE PREPAID, TO SUCH PARTY AT SUCH PARTY'S ADDRESS SET FORTH HEREIN, OR BY ANY OTHER METHOD PROVIDED OR PERMITTED UNDER DELAWARE LAW.

         (b) CONSENT AND JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (I) AGREES THAT ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT IN ANY DELAWARE STATE COURT SITTING IN NEWCASTLE COUNTY OR IN THE FEDERAL DISTRICT COURT FOR THE DISTRICT OF DELAWARE; (II) CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING; AND (III) WAIVES ANY OBJECTION WHICH SUCH PARTY MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT.

                            [signature pages follow]

         IN WITNESS WHEREOF, each Party hereto has executed this Agreement or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.



                                VERTICALNET, INC.,
                                a Pennsylvania corporation


                                By: /s/ James A. Mirage
                                   --------------------------------------------
                                        James A. Mirage
                                        Vice President - Mergers & Acquisitions

                                CONVERGE, INC.,
                                a Delaware corporation


                                By: /s/ Wendy Caswell
                                   --------------------------------------------
                                        Wendy Caswell
                                        Vice President and Treasurer

                                NECX.COM LLC,
                                a Delaware limited liability company


                                By: /s/ Lauriston B. Marshall
                                   --------------------------------------------
                                        Lauriston B. Marshall
                                        President and Chief Executive Officer

                                   APPENDIX I

                                  DEFINED TERMS

         "ACTION" has the meaning set forth in Section 4.15.

         "AFFILIATE" of a particular Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such particular Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "ANCILLARY AGREEMENTS" means the Investors Agreement, in the form attached hereto as EXHIBIT A-1, the Assignment and Assumption Agreement, the License Agreement and all other agreements required hereunder to consummate the transactions contemplated by this Agreement.

         "ASSETS" means, with respect to a particular Person, the right, title and interest of such Person in its properties, assets and rights of any kind, whether tangible or intangible, real or personal, including, when referring specifically to the Company, the right, title and interest of the Company in the following:

         a)       all of its Contracts and Contract Rights;

         b)       all of its Fixtures and Equipment;

         c)       all of its Books and Records;

         d)       all of its Proprietary Rights;

         e)       all of its Permits;

         f) all of its return and other rights under or pursuant to all warranties, representations and guarantees made by suppliers and other third parties in connection with the Assets or services furnished to such Person;

         g) all of its cash, accounts receivable, deposits and prepaid expenses; and

         h)       all of its goodwill.

         "ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Assignment and Assumption Agreement between Converge and VerticalNet as of the Closing Date.

         "BALANCE SHEET" means the balance sheet of the Company as of the Balance Sheet Date.

         "BALANCE SHEET DATE" means October 31, 2000.

         "BENEFIT ARRANGEMENT" means any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan,
(b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate may incur any liability, and (c) covers any employee or former employee of the Company or any ERISA Affiliate.

         "BOOKS AND RECORDS" means (a) all product, business and marketing plans, sales and promotional literature and artwork relating to the Assets or the Business of the Company or Converge, as the case may be, (b) all books, records, lists, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals and operating records of every kind relating to the Assets or the Business (including records and lists of customers, distributors, suppliers and personnel) of the Company or Converge, as the case may be, and (c) all telephone and fax numbers used in the Business, in each case whether maintained as hard copy or stored in computer memory and whether owned by the Company or Converge, as the case may be, or their respective Affiliates.

         "BUSINESS" means, with respect to a particular Person, the business and operations of such Person, including, when referring to the Company, operations conducted and document-sharing software provided in connection with its web site and related services.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law, regulation or executive order to be closed in New York, New York.

         "CASH CONSIDERATION" means $60 million, other than with respect to references to such term in Article 11, in which case such term shall mean $60 million, as adjusted pursuant to Section 3.4.

         "CLAIM" has the meaning set forth in Section 11.2(b).

         "CLOSING" has the meaning set forth in Section 2.1.

         "CLOSING DATE" means the date of the Closing.

         "CODE" means the Internal Revenue Code of 1986.

         "COMPANY CLOSING CERTIFICATES" has the meaning set forth in Section 9.1(c).

         "COMPANY'S KNOWLEDGE" or phrases of similar import shall mean the actual knowledge, without any independent investigation, of any of Elan Bair, Bruce L. Haskin, Lauriston B. Marshall, Peter B. Robinson or Gene S. Godick.

         "COMPANY MATERIAL ADVERSE EFFECT" or "COMPANY MATERIAL ADVERSE CHANGE" means a Material Adverse Effect with respect to the Company, VerticalNet, the Business of the Company or the Assets of the Company.

         "COMPANY MEMBERSHIP INTEREST" means, with respect to a Person, the entire ownership interest and rights of such Person (expressed as a percentage), in the Company (whether in the capital or profits thereof). The sum of the Company Membership Interest for all such Persons shall equal 100%.

         "COMPANY SCHEDULE OF EXCEPTIONS" has the meaning set forth in the preamble of Article 4.

         "COMPONENT" means any software, Software Product, Custom Software, Hardware, Database or Embedded Control.

         "CONSENTS" means any and all Permits and any and all consents, approvals or waivers from third parties that are required for the consummation of the transactions contemplated by this Agreement.

         "CONTRACT RIGHTS" means all rights and obligations under the Contracts.

         "CONTRACTS" means all agreements, contracts, leases (whether for real or personal property), purchase orders, undertakings, covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, obligations and commitments to which the Company or Converge, as the case may be, is a party or by which the Company or Converge, as the case may be, or any of its Assets are bound or subject, whether written or oral.

         "CONVERGE CLOSING CERTIFICATE" has the meaning set forth in Section 8.1(c).

         "CONVERGE COMMON STOCK" means the common stock, $.001 par value per share, of Converge.

         "CONVERGE MATERIAL ADVERSE EFFECT" or "CONVERGE MATERIAL ADVERSE CHANGE" means a Material Adverse Effect with respect to Converge, the Business or the Assets.

         "CONVERGE OPTIONS" has the meaning set forth in Section 6.2(b).

         "CONVERGE'S FINANCIAL STATEMENTS" means (a) the unaudited balance sheet of Converge as of October 31, 2000 and the related statements of income, changes in stockholders' equity and cash flows, of Converge for the period then ended and (b) the unaudited quarterly financial statements of the Company as of July 31, 2000 and the related statements of income and changes in stockholders' equity and cash flows, of Converge for the three months then ended.

         "CONVERGE'S KNOWLEDGE" or phrases of similar import shall mean the actual knowledge, without any independent investigation, of any of Wendy Caswell, Robert Lewis or Keith Melbourne.

         "COURT ORDER" means any judgment, decision, consent decree, injunction, ruling or order of any foreign, federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable law.

         "CUSTOM SOFTWARE" means any computer software that has been developed or designed for use in the Business.

         "DAMAGES" has the meaning set forth in Section 11.2(a)(i).

         "DATABASE" means any data and other information recorded, stored, transmitted and retrieved in electronic form by a System or any Component, whether located on any Components of a System or archived in storage media of a type employed or used in conjunction with any Component or System.

         "DEFAULT" means (a) a breach of or default under any Contract, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

         "DGCL" means the Delaware General Corporate Law.

         "EMBEDDED CONTROL" means any microprocessor, microcontroller, smart instrumentation or other sensor, driver, monitor, robotic or other device containing a semiconductor, memory circuit, BIOS, PROM or other microchip, all as the same is used in the operation of the Business.

         "EMPLOYEE PLANS" means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

         "EMPLOYEES" means, with respect to a particular Person, all officers and managers of the Person and all other Persons employed by such Person on a full or part-time basis.

         "ENFORCEABILITY EXCEPTIONS" means the effect of (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws, from time to time in effect, relating to or affecting the rights of creditors, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (c) with respect to the indemnification provisions set forth in this Agreement or the Ancillary Agreements, applicable federal and state securities laws.

         "ENCUMBRANCE" means any claim, lien, pledge, option, charge, equitable interest, community property interest, right of first refusal, easement, tax assessment, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

         "ENVIRONMENTAL CLAIMS" means all notices of violation, liens, claims, demands, suits, or causes of action for any damage, including personal injury, property damage (including any depreciation or diminution of property values) or lost use of property, arising directly or indirectly out of Environmental Conditions or Environmental Laws. By way of example only (and not by way of limitation), Environmental Claims include
(i) violations of or obligations under any contract related to Environmental Laws or Environmental Conditions between the Company or Converge, as the case may be, and any other person, (ii) actual or threatened damages to natural resources, (iii) claims for nuisance or its statutory equivalent, (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws, (v) requirements to implement "corrective action" pursuant to any order or permit issued pursuant to the Resource Conservation and Recovery Act, or similar provisions of applicable state law, (vi) claims related to Environmental Laws or Environmental Conditions for restitution, contribution, or indemnity, (vii) fines, penalties or liens of any kind against property related to Environmental Laws or Environmental Conditions, (viii) claims related to Environmental Laws or Environmental Conditions for injunctive relief or other orders or notices of violation from federal, state or local agencies or courts, and (ix) with regard to any present or former employees, claims relating to exposure to or injury from Environmental Conditions.

         "ENVIRONMENTAL CONDITIONS" means the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, Release, or threatened Release of Hazardous Substances by the Company or Converge, or any of their predecessors or successors in interest, or by their respective agents, representatives, employees or independent contractors when acting in such capacity on behalf of the Company or Converge, as the case may be. With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Substances at the work place or the exposure of persons or property to Hazardous Substances migrating from or otherwise emanating from or located on property owned or occupied by the Company.

         "ENVIRONMENTAL LAWS" means all applicable federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including (i) laws relating to the Release or threatened Release of Hazardous Substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Substances. Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act ("RCRA"), the Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, the Occupational Safety and Health Act, and all analogous laws promulgated or issued by any state or other governmental authority.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "ERISA AFFILIATE" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an

"affiliated service group" with, or otherwise required to be aggregated with, the Company or Converge, as the case may be, as set forth in Section 414(b),
(c), (m) or (o) of the Code.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934.

          "FACILITIES" means offices, administration buildings, real property and related facilities.

          "FINANCIAL STATEMENTS" means (a) the audited balance sheet of the Company (or its predecessor, as the case may be) as of December 31, 1999 and the audited balance sheet and the related statements of income, changes in members' equity and cash flows, of the Company for the 11 months ended November 30, 1999, together with the report of the Company's independent accountants thereon, (b) the unaudited quarterly financial statements of the Company as of March 31, 2000, June 30, 2000 and September 30, 2000 and the related statements of income and changes in members' equity and cash flows, of the Company for the three months then ended (c) unaudited monthly financial statements for the months ended September 2000 and October 2000 and (d) the notes thereto (except for the monthly financial statements).

         "FIXTURES AND EQUIPMENT" means all of the furniture, fixtures, furnishings, computer hardware, and other tangible personal property owned by the Company or Converge, as the case may be, wherever located.

         "FORMER PROPERTIES" means all offices, warehouses, administration buildings and all real property and related facilities owned, leased or operated by the Company or any predecessor prior to the date hereof, but excluding the Facilities.

         "GAAP" means generally accepted United States accounting principles, applied on a consistent basis.

         "HARDWARE" means any mainframe, midrange computer, personal computer, notebook or laptop computer, server, switch, printer, modem, driver, peripheral or any component of any of the foregoing, all as the same is used in the operation of the Business.

         "HAZARDOUS SUBSTANCES" means all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation under Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, polychlorinated biphenyls, pesticides, herbicides, asbestos, and chemical solvents.

         "HSR ACT" means the Hart Scott Rodino Antitrust Improvements Act of
1976.

         "INVESTORS AGREEMENT" shall mean the Investors Agreement among Converge and the stockholders party thereto as in effect from time to time.

         "LEASED PROPERTY" has the meaning set forth in Section 4.7(b).

         "LEASES" means leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any personal property or portion of a parcel of real property, as the case may be.

         "LIABILITY" means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

         "LICENSE AGREEMENT" means the form of Software License Agreement by and between Vert Tech LLC and NECX.com LLC, attached hereto.

         "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" or a similar phrase, with respect to any Person, means any change, effect or circumstance that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that the following shall not be taken into account in determining whether there has been or would be a Material Adverse Effect or Material Adverse Change on or with respect to such Person (a) any change, effect or circumstance relating to conditions affecting the United States economy generally; (b) any change, effect or circumstance relating to conditions generally affecting the industry (or industries) in which such Person participates, and not affecting such Person in a materially disproportionate manner; and (c) any change, circumstance or effect caused by the announcement or pendency of this Agreement, or the transactions contemplated hereby.

         "MULTIEMPLOYER PLAN" means any "multiemployer plan," as defined in
Section 4001(a)(3) or 3(37) of ERISA, which (a) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company or Converge, as the case may be, or any ERISA Affiliate may incur any liability and (b) covers any employee or former employee of the Company or Converge, as the case may be, or any ERISA Affiliate.

         "OPERATING AGREEMENT" means the Limited Liability Company Operating Agreement of NECX Acquisition LLC entered into as of November 10, 1999 by VerticalNet.

         "PENSION PLAN" means any "employee pension benefit plan" as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan) which (a) the Company or Converge, as the case may be, or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company or Converge, as the case may be, or any ERISA Affiliate may incur any liability (including any contingent liability) and (b) covers any employee or former employee of the Company or Converge, as the case may be, or any ERISA Affiliate.

         "PERMITTED ENCUMBRANCES" means (a) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and materialpersons incurred in the ordinary course of business for sums (i) not yet due and payable, or (ii) being contested in good faith, if, in either such case, an adequate reserve, shall have been made therefor in such Person's financial statements, (b) liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (c) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case, which do not interfere with the ordinary conduct of business of such Person and do not materially detract from the value of the property upon which such encumbrance exists, and (d) liens securing taxes, assessments and governmental charges not yet delinquent.

         "PERMITS" means all licenses, permits, franchises, authorizations or orders of any governmental authority, whether foreign, federal, state or local necessary or desirable for the conduct or operation of the business of any Person as it is presently conducted, or the ownership of the assets of such Person.

         "PERSON" means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority or any similar legal entity.

         "PROPRIETARY RIGHTS" means all (a) U.S. and foreign patents, patent applications, patent disclosures and improvements thereto, including petty patents and utility models and applications (including provisional applications) therefor, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications for registration thereof, (c) U.S. and foreign copyrights and registrations and applications for registration thereof, (d) U.S. and foreign mask work rights and registrations and applications for registration thereof, (e) Trade Secrets, (f) URL and domain name registrations, (g) other proprietary rights, (h) copies and tangible embodiments thereof (in whatever form or medium) and (i) licenses granting any rights with respect to any of the foregoing.

         "PURCHASE PRICE" means the sum of the Cash Consideration and the Stock Consideration.

         "REGULATIONS" means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines and orders of any foreign, federal, state or local government and any other governmental department or agency, including energy, motor vehicle safety, public utility, zoning, building and health codes, Environmental Laws, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

         "RELATED PARTY" means VerticalNet and (i) any of the Company's officers, directors and members, relatives of such officers, directors and members and (ii) any Person in which the Company or VerticalNet has a 5% or greater direct or indirect equity interest.

         "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment.

         "REPRESENTATIVE" of any Person means any officer, director, principal, consultant, advisor, agent, employee or other representative of such Person, including legal counsel, accountants and financial advisors.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933.

         "SERIES B PREFERRED STOCK" means the Series B Convertible Preferred Stock, $.001 par value per share, of Converge.

         "SOFTWARE PRODUCTS" means any computer software products sold, distributed or marketed by the Company, and all computer operating, security or programming software, that is owned by or licensed to the Company or used, in whole or in part, directly or indirectly, or has been developed or designed for or is in the process of being developed or designed for use, in whole or in part, directly or indirectly, in the conduct of the Business of any nature whatsoever, including all systems software, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-Business usage (e.g., telephone call processing, etc.), and any and all documentation and object and source codes related thereto, all as used in the operation of the Business. "Software Products" does not include commercial off the shelf software.

         "STOCK CONSIDERATION" means 10,371,319 shares of Series B Preferred Stock and 1,094,751 shares of non-voting Common Stock, subject to adjustment for stock splits, stock combinations and the like.

         "SUBSIDIARY" means, with respect to any Person, (a) any corporation of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members to the board of directors, or other persons performing similar functions with respect to such corporation, is held, directly or indirectly, by such Person, (b) any partnership or limited liability company of which (i) such Person is a general partner or managing member or (ii) such person possesses a 50% or greater interest in the total capital or total income of such partnership or limited liability company.

          "TAKEOVER STATUTE" means a "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States.

         "TAX RETURN" means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) including information returns, and any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

         "TAXES" means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, estimated, excise, value-added, real or personal property, sales, withholding, social security, retirement, unemployment, disability occupation, worker's compensation, use, service, license, utility, net worth, payroll, ad valorem, franchise and transfer and recording, imposed by the Internal Revenue Service or any taxing authority or jurisdiction (whether domestic or foreign, including any federal, state, county, local or foreign government or any subdivision or taxing agency thereof (including a U.S. possession)), whether computed on a separate, consolidated, unitary, combined or any other basis and whether disputed or not; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

         "TRADE SECRETS" means all trade secrets and confidential business and/or technical data or information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans, marketing mailing and e-mail lists, and customer and supplier mailing and e-mail lists and information).

         "VERTICALNET'S ACCOUNTANTS" means KPMG LLP.

         "WELFARE PLAN" means any "employee welfare benefit plan" as defined in
Section 3(1) of ERISA, which (a) the Company or Converge, as the case may be, or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company or Converge, as the case may be, or any ERISA Affiliate may incur any liability and (b) covers any Employee or former Employee of the Company or Converge, as the case may be, or any ERISA Affiliate.